                                                                  EXECUTION COPY

                                                                  EXHIBIT 2.1






                      ____________________________________



                            STOCK PURCHASE AGREEMENT


                                     BETWEEN


                        AMERICAN RESTAURANT GROUP, INC.,
                                 AS THE SELLER,

                                       AND

                                   NBACo, Inc.
                                AS THE PURCHASER



                             DATED AS OF MAY 9, 2000


                      ____________________________________

                                  Table of Contents
                                  -----------------


                                                                                 Page
                                                                                 ----

     ARTICLE I  PURCHASE AND SALE OF SHARES; REORGANIZATION OF CERTAIN ASSETS

1.1   Sale of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
1.2   Delivery of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
1.3   Reorganization of Certain Assets . . . . . . . . . . . . . . . . . . . . . . .2
1.4   Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
1.5   Payment of the Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . .4

                             ARTICLE II  THE CLOSING

2.1   The Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4

                    ARTICLE III  REPRESENTATIONS AND WARRANTIES

3.1   Representations and Warranties of the Seller . . . . . . . . . . . . . . . . .4
3.2   Representations and Warranties of the Purchaser. . . . . . . . . . . . . . . 12

                  ARTICLE IV  ACTIONS AT OR PRIOR TO THE CLOSING

4.1   Conduct of Business Pending the Closing Date . . . . . . . . . . . . . . . . 14
4.2   Access to the Companies. . . . . . . . . . . . . . . . . . . . . . . . . . . 15
4.3   Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
4.4   No Solicitation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
4.5   Notification of Material Events by Purchaser . . . . . . . . . . . . . . . . 16
4.6   Treatment of Guarantees. . . . . . . . . . . . . . . . . . . . . . . . . . . 16
4.7   Elimination of Intercompany Debt . . . . . . . . . . . . . . . . . . . . . . 16

                   ARTICLE V  ACTIONS SUBSEQUENT TO THE CLOSING

5.1   Books and Records; Availability to the Seller. . . . . . . . . . . . . . . . 16
5.2   Cooperation in Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . 17
5.4   Indemnification of Directors and Officers. . . . . . . . . . . . . . . . . . 17
5.5   Further Action.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
5.6   WARN.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18


                                      -i-

                         ARTICLE VI  CONDITIONS PRECEDENT

6.1   Obligations of the Purchaser . . . . . . . . . . . . . . . . . . . . . . . . 18
6.2   Obligations of the Seller. . . . . . . . . . . . . . . . . . . . . . . . . . 19

                             ARTICLE VII  TAX MATTERS

7.1   Seller's Indemnity for Taxes . . . . . . . . . . . . . . . . . . . . . . . . 20
7.2   Purchaser's, Companies' and their Affiliate's Liability for Taxable
      Periods Commencing After Closing Date. . . . . . . . . . . . . . . . . . . . 20
7.3   Apportionment of Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
7.4   Preparation of Tax Returns . . . . . . . . . . . . . . . . . . . . . . . . . 21
7.5   Transfer and Conveyance Taxes. . . . . . . . . . . . . . . . . . . . . . . . 22
7.6   Contests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
7.7   Termination of Seller's Indemnity Obligations for Taxes. . . . . . . . . . . 23
7.8   Tax Refunds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
7.9   1445 Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24

  ARTICLE VIII  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION, ETC.

8.1   Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
8.2   Agreement to Indemnify by the Seller . . . . . . . . . . . . . . . . . . . . 24
8.3   Agreement to Indemnify by the Purchaser. . . . . . . . . . . . . . . . . . . 24
8.4   Indemnity Threshold. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
8.5   Claims for Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . 25
8.6   Procedures Regarding Third-Party Claims. . . . . . . . . . . . . . . . . . . 25
8.7   Treatment of Indemnification Payments. . . . . . . . . . . . . . . . . . . . 26

                          ARTICLE IX  GENERAL PROVISIONS

9.1   Certain Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
9.2   Termination or Abandonment of Agreement. . . . . . . . . . . . . . . . . . . 29
9.3   Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
9.4   Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
9.5   Execution in Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . 30
9.6   Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
9.7   Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
9.8   Titles and Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
9.9   Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
9.10   Entire Agreement; No Oral Waiver. . . . . . . . . . . . . . . . . . . . . . 31
9.11   Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32


                                      -ii-

9.12   No Third-Party Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
9.13   Remedies. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
9.14   Seller Disclosure Letter. . . . . . . . . . . . . . . . . . . . . . . . . . 32
9.15   Brokers and Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33

                                                                                 Page
                                                                                 ----

Schedule 1.3(a)          Excluded Leases
Schedule 1.3(b)          Headquarters Assets Retained by Seller
Schedule 1.4(a)          Purchase Price Adjustments
Schedule 1.4(e)(i)       Additions to Current Assets
Schedule 1.4(e)(ii)      Deductions from Current Liabilities
Schedule 1.4(e)(iii)     Additions to Current Liabilities
Schedule 3.2(k)          Liabilities Associated with the Excluded Leases
Schedule 3.2(l)          Headquarters Assets
Schedule 4.6             Treatment of Guarantees
Schedule 4.7             Intercompany Debt
Schedule 6.1(c)          Non-Released Liens
Schedule 6.1(d)          Required Consents

                            STOCK PURCHASE AGREEMENT

              STOCK PURCHASE AGREEMENT, dated as of May 9, 2000, between AMERICAN RESTAURANT GROUP, INC., a Delaware corporation (the "SELLER"), and NBACo, Inc., a Delaware corporation (the "PURCHASER").

                              W I T N E S S E T H :

              WHEREAS, the Seller is the sole owner of (A) 100 shares of common stock of Local Favorite, Inc., a California corporation ("NATIONAL SPORTS GRILL"), (B) 1,000 shares of common stock of Spoons Restaurants, Inc., a Texas corporation ("SPOONS"), (C) 1,000 shares of common stock of Spectrum Foods, Inc., a California corporation ("SPECTRUM"), and (D) 1,000 shares of common stock of Grandy's, Inc., a California corporation ("GRANDY'S", and together with National Sports Grill, Spoons and Spectrum, the "COMPANIES") (collectively, the "SHARES");

              WHEREAS, the Shares represent all of the outstanding shares of capital stock of the Companies;

              WHEREAS, the Seller currently leases offices located at 450 Newport Center Drive, Newport Beach, California 92660 (the "HEADQUARTERS");

              WHEREAS, the Seller and each of the respective Companies are parties to Grant of Rights agreements, dated January 2, 1997 (the "GRANTS OF RIGHTS");

               WHEREAS, the Seller and NSG Asia, LTD. are parties to a Master Franchise Agreement, dated as of September 9, 1999, relating to the licensing of certain foreign rights to develop National Sports Grill (the "NSG FOREIGN LICENSE"); and

              WHEREAS, the Purchaser wishes to purchase from the Seller and the Seller wishes to sell to the Purchaser the Shares, the leasehold interest in the Headquarters and the interests in the Grants of Rights and the NSG Foreign License upon the terms and subject to the conditions herein;

              NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

                                      ARTICLE I
            PURCHASE AND SALE OF SHARES; REORGANIZATION OF CERTAIN ASSETS

              1.1 SALE OF SHARES. On the terms and subject to the conditions contained herein, the Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Seller, at the Closing described in Section 2.1 hereof, all of the Shares.

              1.2 DELIVERY OF SHARES. At the Closing, the Seller shall deliver to the Purchaser validly issued certificates representing all of the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, with all necessary stock transfer stamps affixed.

              1.3 REORGANIZATION OF CERTAIN ASSETS. Immediately prior to the Closing, the Seller shall, or shall cause its Affiliates, as appropriate, to sell, convey, assign, transfer and deliver to one of the Companies (reasonably satisfactory to the Purchaser) all right, title and interest in and relating to the following assets and any claims by the Seller related thereto: (i) the Lease (as defined below) (and any related subleases) for the Headquarters, (ii) all furniture, fixtures, equipment and other tangible personal property owned or leased by the Seller or one of its Affiliates, which are now, or may hereafter prior to the Closing Date be, placed in or attached to the Headquarters, (iii) the NSG Foreign License and (iv) the Grants of Rights (collectively, the "INCLUDED ASSETS"). Immediately prior to the Closing, the Seller shall, or shall cause the Companies, as appropriate, to sell, convey, assign, transfer and deliver to the Seller or its Affiliates (other than the Companies) any and all Leases set forth on Schedule 1.3(a) (collectively, the "EXCLUDED LEASES") and all liabilities related thereto. Notwithstanding any other provision hereof,
(i) the Seller shall retain any assets used solely by the Seller in connection with the operations of its Black Angus restaurant concept, and shall have the right to remove any of such assets after the Closing Date, upon reasonable notice to the Purchaser, to the extent any of such assets are located at the Headquarters, (ii) the Purchaser shall, by reason of this Agreement, acquire the right to any assets that are owned solely by the Companies, and (iii) any assets that are used both in the operations of the Black Angus restaurant concept and in the business of the Companies shall be acquired by the Purchaser, unless otherwise indicated on Schedule 1.3(b).

              1.4 PURCHASE PRICE. (a) The total consideration (the "PURCHASE PRICE") payable by the Purchaser to the Seller for the purchase and sale of the Shares shall be equal, as set forth on Schedule 1.4(a) (but subject to adjustment after the date hereof), to $25.0 million, MINUS, without duplication,
(i) the amount of any indebtedness represented by Capital Lease Obligations, including the short-term portion thereof, as of the Closing Date; (ii) the amount of any proceeds received by the Seller from (A) the sale, franchising or licensing, net of any Taxes the Seller was or is required to pay as a result of such sale, franchising or licensing (including, without limitation, pursuant to the NSG Foreign License) or (B) pursuant to the reorganization contemplated in
Section 1.3, of any assets of the Companies after March 29, 1999; and (iii) the Companies pro rata portion of any rebates, marketing allowances, discounts or other amounts received by the Seller under any of the contracts listed on
Schedule 1.4(a) (the "PRORATED CONTRACTS"). The Purchase Price shall be payable as set forth in Section 1.5 and is subject to adjustment as provided below in this Section 1.4 and Section 5.3.

              (b) Within 60 days after the Closing Date, the Purchaser shall furnish to the Seller an unaudited combined balance sheet of the Companies as of the close of business on the Closing Date and a report (the "PRELIMINARY ADJUSTMENT REPORT"), prepared on the basis of such balance sheet, stating in reasonable detail the Purchaser's computation of the Working Capital Amount (as defined below) as of the Closing Date. THE SELLER SHALL HAVE THE RIGHT TO REQUEST IN WRITING, WITHIN 10 BUSINESS DAYS OF RECEIPT OF THE PRELIMINARY ADJUSTMENT REPORT, COPIES OF

BACKUP DOCUMENTATION AND OTHER INFORMATION REASONABLY RELATED TO THE PREPARATION OF THE PRELIMINARY ADJUSTMENT REPORT AS THE SELLER SHALL DEEM APPROPRIATE. Unless the Seller provides written notice to the Purchaser of an objection to any aspect of the Preliminary Adjustment Report on or before the close of business on the first Business Day that is at least 30 calendar days after the later of (i) the Seller's receipt of the Preliminary Adjustment Report and (ii) the Seller's receipt of all backup documentation and other information required to be delivered pursuant to the preceding sentence, the Preliminary Adjustment Report shall then become binding upon the Purchaser and the Seller, and shall be the "FINAL ADJUSTMENT REPORT", and such Business Day shall be the "FINAL ADJUSTMENT REPORT DATE". If the Seller, by written notice to the Purchaser before the close of business on such Business Day, objects to any aspect of the Preliminary Adjustment Report, then those aspects as to which the objection was made shall not become binding, and the Purchaser and the Seller shall discuss such objection in good faith. If the Purchaser and the Seller reach written agreement amending the Preliminary Adjustment Report, the Preliminary Adjustment Report, as amended by such written agreement, shall become binding upon the Purchaser and the Seller and shall be the Final Adjustment Report, and the date of such written agreement shall be the Final Adjustment Report Date. If the Purchaser and the Seller do not reach such written agreement within 21 calendar days after the Seller gives such notice of objection, those aspects as to which such objection was made shall promptly be submitted for arbitration to a nationally recognized accounting firm, other than the auditors of the Purchaser or any of its Affiliates, selected by Purchaser and approved by the Seller, such approval not to be unreasonably withheld (the "ACCOUNTING FIRM"). The Accounting Firm shall arbitrate the dispute and submit a written statement of its adjudication, which statement, when delivered to the Purchaser and to the Seller, shall become binding upon the Purchaser and the Seller, and shall, together with those aspects of the Preliminary Adjustment Report as to which no objection was made, be the Final Adjustment Report. In such case, the second Business Day after the date on which such statement is delivered to the Purchaser and to the Seller shall be the Final Adjustment Report Date. In acting hereunder, the Accounting Firm shall be entitled to the privileges and immunities of arbitrators, and each party agrees to enter into an engagement agreement reasonably acceptable to both parties with the Accounting Firm in connection with the foregoing and shall request, and seek in any such engagement agreement to require, that the Accounting Firm issue a written statement of its adjudication as promptly as practicable and in any event within 45 days of the date of final submission of documentation by the Purchaser and the Seller in connection therewith. The fees of the Accounting Firm shall be shared equally by the Purchaser and the Seller.

              (c) On the Final Adjustment Report Date, if the Final Adjustment Report states that the Working Capital Amount is less than negative $1.0 million (the "WORKING CAPITAL TARGET"), the Seller shall pay to the Purchaser, in immediately available U.S. dollar-denominated funds by wire transfer, no later than two Business Days after the Final Adjustment Report Date an amount in cash equal to the sum of (i) the excess of the Working Capital Target over the Working Capital Amount specified in the Final Adjustment Report (such excess, the "WORKING CAPITAL DEFICIENCY AMOUNT") and (ii) interest computed at the Prime Rate for the period from the Closing Date to the date of such payment on the Working Capital Deficiency Amount. The Purchase Price shall be deemed reduced by any Working Capital Deficiency Amount.

              (d) On the Final Adjustment Report Date, if the Final Adjustment Report states that the Working Capital Amount is greater than the Working Capital Target, the Purchaser shall pay to the Seller, in immediately available U.S. dollar-denominated funds by wire transfer, no later than two Business Days after the Final Adjustment Report Date an amount in cash equal to the sum of (i) the excess of the Working Capital Amount specified in the Final Adjustment Report over the Working Capital Target (such excess, the "WORKING CAPITAL SURPLUS AMOUNT") and (ii) interest computed at the Prime Rate for the period from the Closing Date to the date of such payment on the Working Capital Surplus Amount.

              (e) The term "WORKING CAPITAL AMOUNT" shall mean the amount resulting from subtracting Current Liabilities from Current Assets as of the Closing Date after giving effect to the reorganization contemplated in Section
1.3 and the transactions contemplated in Section 4.7. The term "CURRENT ASSETS" shall mean the combined total current assets of the Companies as of the Closing Date after adding the account categories of the Seller listed on Schedule 1.4(e)(i); PROVIDED, that Current Assets shall not include Tax assets or accruals for Tax assets; and the term "CURRENT LIABILITIES" shall mean the combined total current liabilities of the Companies as of the Closing Date after deducting the account categories listed on Schedule 1.4(e)(ii) and adding the account categories of the Seller listed on Schedule 1.4(e)(iii); PROVIDED, that Current Liabilities shall not include any Taxes or accruals for Taxes to be paid by the Seller pursuant to Section 7.1 or Section 7.4.

              1.5 PAYMENT OF THE PURCHASE PRICE. Payment of the Purchase Price shall be made at the Closing by delivery to the Seller of the Purchase Price by wire transfer of immediately available U.S. dollar-denominated funds to an account or accounts designated by the Seller to the Purchaser no less than two Business Days prior to the Closing Date.

                                   ARTICLE II
                                   THE CLOSING

              2.1 THE CLOSING. The closing of the purchase and sale of the Shares provided for in this Agreement (the "CLOSING") shall take place at the offices of Simpson Thacher & Bartlett, 10 Universal City Plaza, Universal City, California at 10:00 a.m. (Los Angeles Time), on June 9, 2000, or at such other time and place as the parties hereto shall agree upon in writing, subject to the satisfaction or waiver of the conditions to the obligations of the parties set forth in Article VI hereof. The time and date of the Closing are herein referred to as the "CLOSING DATE." The parties hereto agree to use their best efforts to cause the Closing to occur as soon as practicable consistent with the provisions of this Agreement.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

              3.1 REPRESENTATIONS AND WARRANTIES OF THE SELLER. EXCEPT AS SET FORTH IN THE LETTER, DATED AS OF THE DATE HEREOF AND DELIVERED TO THE PURCHASER BY THE SELLER CONCURRENTLY WITH

THE EXECUTION AND DELIVERY OF THIS AGREEMENT (THE "SELLER DISCLOSURE LETTER"), WHICH IDENTIFIES EXCEPTIONS BY SPECIFIC SECTION REFERENCES, THE Seller represents and warrants to the Purchaser as follows:

              (a) CORPORATE ORGANIZATION. Each of the Companies is a corporation validly existing and in good standing under the laws of its respective state of incorporation, has the corporate power to own its properties and carry on its business as the same is now being conducted and is duly qualified to do business as a foreign corporation in each jurisdiction in which the nature of its business or properties makes such qualification necessary, except for any jurisdictions in which the failure to be so qualified would not reasonably be expected to have an adverse effect that is material to the business, operation, financial condition or results of operations of the Companies, taken as a whole, or a material adverse effect on the Seller's ability to consummate the transactions contemplated by this Agreement or otherwise perform its obligations hereunder (a "SELLER MATERIAL ADVERSE EFFECT").

              (b) AUTHORITY. The Seller has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Seller and the performance of the transactions herein contemplated to be performed by the Seller have been duly authorized by the Board of Directors of the Seller and no further corporate action on the part of the Seller is necessary to authorize this Agreement and the performance of such transactions. This Agreement has been duly executed and delivered by the Seller and, assuming due authorization, execution and delivery by the Purchaser, constitutes a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity) and an implied covenant of good faith and fair dealing.

              (c) NO CONFLICT. Neither the execution and delivery of this Agreement nor the performance by the Seller of the transactions contemplated hereby will (i) conflict with, violate or breach any provision of the certificate of incorporation or by-laws of the Seller or any of the Companies,(ii) except as listed on Section 3.1(c)(ii) of the Seller Disclosure Letter, with or without the giving of notice or the lapse of time or both, conflict with, violate or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation of the Seller or any of the Companies under any mortgage, indenture, deed of trust, lease, contract, agreement, license or other instrument or any provision of any law, order, judgment, decree or ruling of any governmental authority to which the Seller or any of the Companies is a party or by which any of their respective property is bound or (iii) result in the creation or imposition of any lien, mortgage, pledge, charge, security interest or encumbrance ("LIEN") upon any of the assets or properties of the Seller or the Companies or the loss of any license or other contractual right with respect thereto, except, in the case of clause (ii) or
(iii) above, for any such events which, individually or in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect.

              (d) CAPITAL STRUCTURE; TITLE TO SHARES. (i) The authorized capital stock of National Sports Grill consists of 1,000 shares of common stock, of which 100 shares are outstanding. The authorized capital stock of Spoons consists of 100,000 shares of common stock, of which 1,000 shares are outstanding. The authorized capital stock of Spectrum is 3,000,000 shares of common stock, of which 1,000 shares are outstanding. The authorized capital stock of Grandy's is 10,000 shares of common stock, 1,000 shares of which are outstanding. None of the Companies has any Subsidiaries. All of the Shares have been validly issued, are fully paid and nonassessable and are owned beneficially and of record by the Seller. There are no outstanding options, warrants or calls relating to the sale or issuance of any shares of the capital stock of any of the Companies, whether issued or unissued, or any securities convertible into or evidencing the right to purchase any shares of capital stock of any of the Companies.

              (ii) Except as set forth on Section 3.1(d)(ii) of the Disclosure Schedule, the Seller has good and valid title to the Shares free and clear of all Liens, options, warrants or calls and, upon delivery of the Shares and payment therefor pursuant to this Agreement, good and valid title to the Shares will pass to the Purchaser free and clear of all Liens, options, warrants or calls, other than those arising by or through the Purchaser.

              (e) FINANCIAL STATEMENTS. To the Seller's knowledge, there is no liability or obligation of any kind, whether accrued, absolute, fixed or contingent, of any of the Companies that is not reflected or reserved against in the statement of assets and liabilities (including the notes thereto) of the year ended December 27, 1999, other than (i) liabilities or obligations not required to be reflected or reserved against in the financial statements of the Companies in accordance with generally accepted accounting principles,
(ii) liabilities or obligations incurred in the ordinary course of business since December 27, 1999, (iii) liabilities or obligations that would not reasonably be expected to have a Seller Material Adverse Effect or (iv) as set forth in Section 3.1(e) (iv) of the Seller Disclosure Letter.

              (f) REAL ESTATE. (i) Section 3.1(f)(i) of the Seller Disclosure Letter contains a list of all real estate which is either owned by one or more of the Companies (the "OWNED PROPERTIES") or is subject to a real property lease (a "LEASE") to which one or more of the Companies is a party (the "LEASED PROPERTIES" and, together with Owned Properties, the "COMPANY PROPERTIES") as of the date of this Agreement. For purposes of this Agreement, the Seller's lease relating to the Headquarters shall be deemed a Lease and the Headquarters shall be deemed a Leased Property.

              (ii) The Companies own in fee simple all the Owned Properties, free and clear of all Liens except for (A) Liens listed on Section 3.1(f)(ii) of the Seller Disclosure Letter, (B) Liens which individually or in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect and (C) (1) liens for taxes, assessments and governmental charges or levies not yet due and payable, (2) Liens imposed by law, (3) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations or (4) survey exceptions, easement agreements and other customary encumbrances on title to real property. Except as set forth on Section 3.1(f)(ii) of the Seller

Disclosure Letter, to the knowledge of the Seller, there are no condemnation proceedings or eminent domain proceedings of any kind pending or threatened against the Owned Properties.

              (iii) Each Lease is a valid and subsisting agreement and is in full force and effect in accordance with the terms thereof. Each of the Companies or its sublessee, as applicable, enjoys peaceful and quiet possession of its respective Leased Properties and, to the knowledge of the Seller, there has not been any material default (beyond any applicable notice, grace or cure period) under any Lease by any Company as lessee or, to the Seller's knowledge, the lessor thereunder, in each case except for defaults which are continuing and which, individually or in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect. To the knowledge of the Seller, the rental set forth in each Lease is the actual rental being paid, and, to the knowledge of the Seller, there are no separate agreements or understandings with respect to the same.

              (iv) To the knowledge of the Seller, the current use of the Company Properties by the respective Companies does not violate the certificate of occupancy thereof or any local zoning or similar land use or government regulations in any way that would, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect. To the knowledge of the Seller, the present use and conditions thereof do not violate any applicable deed restrictions or other applicable covenants, restrictions, agreements, existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans (as modified by any duly issued variances) in any way that would, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect. Except as set forth on Section 3.1(f)(iv) of the Seller Disclosure Letter, Seller has not received any written notice of any condemnation proceedings or eminent domain proceedings of any kind pending or threatened against the Leased Properties as of the date hereof. Except as set forth in Section 3.1(f)(iv) of the Seller Disclosure Letter, none of the Company Properties are leased or subleased to any third party, and no third party has any option, right of possession or interest of any kind in or to the Company Properties (except for the lessor of any Leased Property as set forth in the applicable Lease, or third parties having interests in the fee of such Leased Property). To the knowledge of the Seller, all water, sewer, gas, steam, electric, telephone, cable television, access and drainage facilities and all other utilities required by law and by the normal operation of the Company Properties are installed to the boundaries of the Company Properties, are connected to the Company Properties where appropriate with valid permits, and are adequate to service the Company Properties for the operation of the business presently conducted thereat and to permit compliance in all material respects with all applicable law.

              (g) TANGIBLE PERSONAL PROPERTY. Except as set forth on Section 3.1(g) of the Seller Disclosure Letter, each of the Companies has good title to all tangible personal property owned by it except for (i) defects in title or Liens which would not reasonably be expected to have a Seller Material Adverse Effect, (ii) Liens for taxes not yet delinquent or being contested in good faith by appropriate proceedings for which adequate reserves are reflected on the financial statements of the Companies in accordance with generally accepted accounting principles, (iii) statutory Liens of carriers, warehousemen, mechanics, materialmen and other similar Persons incurred in the ordinary course of business for amounts the payment of which is not due, (iv) Liens of landlords securing tenant lease obligations, whether arising by statute or contract, (v) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, (vi) Liens for liabilities disclosed or reflected in the financial statements of the Companies made available to the Purchaser, (vii) Liens incidental to the conduct of business of any of the Companies as permitted to be conducted pursuant to this Agreement or to the ownership of property of a character which customarily exist on properties of companies engaged in activities similar to those engaged in by the Companies and which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not, individually or in the aggregate, interfere with the ordinary conduct of the business of the Companies or detract from the value or use of the properties subject to any such Liens and (viii) Liens incurred in connection with the purchase of tangible personal property. All leases pursuant to which any of the Companies leases as lessor or lessee any tangible personal property are valid and binding in accordance with their respective terms, and to the knowledge of the Seller, except as set forth in Section 3.1(g) of the Seller Disclosure Letter, there is not under any of such leases any existing default or event which with notice or lapse of time or both would constitute a default, in each case, on the part of any of the Companies or, to the Seller's knowledge, on the part of any other party to such leases.

              (h) INSURANCE. SECTION 3.1(H) OF THE SELLER DISCLOSURE LETTER SETS FORTH ALL POLICIES OF INSURANCE FOR GENERAL LIABILITY, PROPERTY, DIRECTORS' AND OFFICERS' LIABILITY, WORKERS' COMPENSATION, FIDELITY AND OTHER CUSTOMARY MATTERS CURRENTLY HELD BY OR ON BEHALF OF THE COMPANIES FOR THE STATED POLICY PERIODS (THE "INSURANCE POLICIES"). THE INSURANCE POLICIES ARE IN FULL FORCE AND EFFECT AND TO THE KNOWLEDGE OF THE SELLER, THE COMPANIES ARE NOT IN MATERIAL DEFAULT WITH RESPECT TO ANY PROVISION CONTAINED IN ANY INSURANCE POLICY NOR HAS ANY COMPANY FAILED TO GIVE ANY NOTICE OF ANY CLAIM UNDER ANY INSURANCE POLICY IN A TIMELY FASHION NOR HAS COVERAGE FOR CURRENT CLAIMS BEEN DENIED OR WITHHELD.

              (i) INTELLECTUAL PROPERTY. Section 3.1(i) of the Seller Disclosure Letter sets forth all registrations and pending applications for all material trademarks, trade names, service marks, service names, copyrights or patents, owned or used by any of the Companies in the conduct of its business as now conducted ("INTELLECTUAL PROPERTY"). Except as identified in Section 3.1(i) of the Seller Disclosure Letter, the Companies own or have an unexpired license to use all of the Intellectual Property. Section 3.1(i) of the Seller Disclosure Letter also contains a list of all material licenses or agreements pursuant to which any of the Companies licenses any Person to use any of the Intellectual Property. Except those set forth on Section 3.1(i) of the Seller Disclosure Letter, the Seller knows of no current infringement of any Intellectual Property by any other Person.

              (j) COMPLIANCE WITH CONTRACTS, AGREEMENTS, ETC. Each of the Companies is in compliance with all material terms and provisions of all contracts, indentures, leases (other than Leases of real property), policies, instruments and licenses to which it is a party or by which it or any of its assets or business may be bound or affected, which, in any case, are material to the

Companies, taken as a whole, their business or operations ("MATERIAL CONTRACTS"), and all such Material Contracts are valid and binding upon the Company party thereto in accordance with their terms and in full force and effect. To the knowledge of the Seller no material breach or default by one of the Companies or event which, with notice or lapse of time or both, could constitute a material breach or default by one of the Companies, exists with respect to a Material Contract, and no non-Company party to a Material Contract has given written notice or asserted in writing to any of the Companies that it is in default thereunder and, to the knowledge of the Seller, no non-Company party thereto is in material breach or default a under Material Contract, except as set forth in Section 3.1(j) of the Seller Disclosure Letter.

              (k) LITIGATION. To the knowledge of the Seller, except as disclosed in Section 3.1(k) of the Seller Disclosure Letter, there are no lawsuits, actions, arbitrations or legal or administrative or regulatory proceedings pending or, to the knowledge of the Seller, threatened against any of the Companies or relating to any of their respective assets that would reasonably be expected to have a Seller Material Adverse Effect. Neither the Seller nor any of the Companies is a party to, or subject to or bound by, any order, judgment, injunction, stipulation, award or decree (whether rendered by a court or administrative agency or by arbitration) having continuing effect, in any such case, which would, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect. Notwithstanding the foregoing, the Seller makes no representation or warranty with respect to any Environmental Permits, Environmental Laws, Materials of Environmental Concern or any law, statute, rule, regulation, ordinance, decree or order relating thereto, the Seller's only representations and warranties with respect to which are set forth in Section 3.1(r).

              (l) GOVERNMENTAL REGULATIONS. Each of the Companies is in compliance in all material respects with all laws, statutes, rules, regulations, ordinances, decrees and orders of all applicable federal, state and local authorities applicable to its business, and each of the Companies has and holds all governmental permits and authorizations necessary to entitle it to own and operate its properties and to conduct its business operations, except such failures to comply or to have and hold which would not reasonably be expected to have a Seller Material Adverse Effect; PROVIDED, HOWEVER, that the Seller makes no representation or warranty in this Section 3.1(l) with respect to any Environmental Permits, Environmental Laws, Materials of Environmental Concern or any law, statute, rule, regulation, ordinance, decree or order relating thereto, the Seller's only representations and warranties with respect to which are set forth in Section 3.1(r).

              (m) PENSION AND BENEFIT PLANS. (i) Schedule 3.1(m) of the Seller Disclosure Letter lists each "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and any other material employee plan or agreement contributed to or maintained by any of the Companies or under which employees of the Companies are entitled to benefits (the "COMPANY PLANS").

              (ii) To the Seller's knowledge, each Company Plan has been administered and is in compliance with the terms of such Company Plan and all applicable laws, rules and regulations except where the failure to comply could not reasonably be expected to have a Seller Material Adverse Effect.

              (iii) To the Seller's knowledge, no "reportable event" (as such term is used in section 4043 of ERISA), "prohibited transaction" (as such term is used in section 406 of ERISA or section 4975 of the Internal Revenue Code of 1986, as amended (the "CODE")) or "accumulated funding deficiency" (as such term is used in section 412 or 4971 of the Code) has heretofore occurred with respect to any Company Plan that would reasonably be expected to have a Seller Material Adverse Effect.

              (iv) No litigation or administrative or other proceeding involving any Company Plans has occurred or to the Seller's knowledge is threatened that would reasonably be expected to have a Seller Material Adverse Effect.

              (v) To the Seller's knowledge, except as set forth on Schedule 3.1(m) of the Seller Disclosure Letter, none of the Companies has contributed to any "multiemployer plan" (within the meaning of section 3(37) of ERISA), and neither the Companies nor any member of their Controlled Group (defined as any organization which is a member of a controlled gourp of organizations within the meaning of Code sections 414(b), (c), (m) or (o)) has incurred any withdrawal liability that remains unsatisfied in an amount that would reasonably be expected to have a Seller Material Adverse Effect.

              (vi) The termination of, or withdrawal from, any Company Plan or multiemployer plan to which any of the Companies contributes, on or prior to the date hereof, has not and, to the Seller's knowledge, will not subject any of the Companies to any liability under Title IV of ERISA that would reasonably be expected to have a Seller Material Adverse Effect.

              (n) CONSENTS. Except as set forth on Section 3.1(n) of the Seller Disclosure Letter, the execution, delivery and performance of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated by this Agreement will not require the consent, approval or authorization of any governmental or regulatory authority and no declaration, filing or registration with any governmental or regulatory authority is required in connection with such transactions, except for consents, approvals, authorizations, declarations, filings or registrations (i) that have not been obtained or made and would not reasonably be expected to have a Seller Material Adverse Effect or (ii) that would be required solely as a result of the identity or the legal or regulatory status of the Purchaser or any of its Affiliates.

              (o) TRANSACTIONS WITH AFFILIATES. Except as set forth in Section 3.1(o) of the Seller Disclosure Letter, none of the Companies has any outstanding contracts, agreements or other arrangements or understandings with the Seller or any other Affiliate of the Seller THAT ARE INDIVIDUALLY OR IN THE AGGREGATE MATERIAL TO THE BUSINESS, OPERATIONS OR FINANCIAL CONDITION OF THE COMPANIES.

              (p) LABOR CONTROVERSIES. To the knowledge of the Seller, each of the Companies has paid in full to all employees all wages, salaries and commissions due to such employees, except as would not reasonably be expected to have a Seller Material Adverse Effect. None of the Companies is a party to, or otherwise bound by, any consent decree with, or citation by, any government agency relating to employees or employment practices.

              (q) TAX MATTERS. For purposes of this Agreement, "TAXES" shall mean all taxes of United States federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, transfer, use, property, excise, value added, estimated, stamp, alternative or add-on minimum, withholding and any other taxes, duties or assessments, together with all interest, penalties and additions imposed with respect to such amounts, whether or not disputed, and "TAX RETURN" shall mean any return, declaration, report, claim for refund or information return or statement filed or required to be filed with any Tax authority in connection with the determination, assessment, collection or imposition of any Taxes, including any schedule or attachment thereto, and including any amendment thereof. For purposes of this Section 3.1(q), any reference to the Companies shall include any successor or predecessor, including any corporation which merged or was liquidated with and into any of the Companies.

                   (i) The Companies have each timely filed with the appropriate Tax authorities all Tax Returns required to be filed through the date hereof and will timely file any such Tax Returns required to be filed on or prior to the Closing Date (except those under valid extension). All Tax Returns are correct and complete in all respects. All Taxes of the Companies (whether or not shown to be due on the Tax Returns) have been paid. WITH RESPECT TO TAXES NOT YET DUE AND OWING, THE COMPANIES HAVE MADE ADEQUATE ACCRUALS (OTHER THAN ACCRUALS FOR DEFERRED TAXES FOR ANY PERIODS OR PORTIONS THEREOF ENDING PRIOR TO THE CLOSING DATE REFLECTING DIFFERENCES BETWEEN BOOK AND TAX BASES IN ASSETS AND LIABILITIES) for such Taxes in their financial statements.

                   (ii) There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Companies, other than with respect to Taxes not yet due and payable or which are being contested in good faith.

                   (iii) There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to any of the Companies for any taxable period, and no power of attorney granted by or with respect to any of the Companies relating to Taxes is currently in force. To the knowledge of the Seller, no closing agreement pursuant to section 7121 of the Code (or any predecessor provision), or any similar provision of any state, local or foreign law, has been entered into by or with respect to any of the Companies.

                   (iv) No audit or other proceeding by any court, governmental or regulatory authority, or similar person is pending with respect to any Taxes due from or with respect to any of the Companies or any Tax Return filed by or with respect to any of the Companies.

                   (v) As of the Closing, none of the Companies shall be a party to, be bound by or have any obligation under, any Tax sharing agreement or similar contract or arrangement.

                   (vi) The Companies (i) are not, and have not been, a member of an affiliated group filing a consolidated federal income Tax Return, other than a group the common parent of which is the Seller for the last five (5) years, and (ii) no Tax authority has asserted that any of the Companies has any liability for the Taxes of any person under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign tax law), or as a transferee or successor, by contract or otherwise.

              (r) ENVIRONMENTAL MATTERS. Other than exceptions to any of the following that would not reasonably expected to have a Seller Material Adverse Effect, or except as disclosed in Section 3.1(r) of the Seller Disclosure
Letter: to the knowledge of the Seller, each of the Companies complies with all applicable Environmental Laws, and possesses and complies with all applicable Environmental Permits required under such laws to operate as it presently operates; to the knowledge of the Seller, there are no Materials of Environmental Concern at any property owned or operated by any of the Companies that are in a condition or concentration that gives rise to liability of the any of the Companies under any Environmental Law; and none of the Companies has received any written notification alleging that it is liable for, or request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute concerning, disposal of Materials of Environmental Concern at any location.

              "ENVIRONMENTAL LAWS": all foreign, Federal, state, or local statutes, regulations, ordinances, codes, or decrees protecting the quality of the ambient air, soil, surface water or groundwater, in effect as of the date of this Agreement.

              "ENVIRONMENTAL PERMITS": all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

              "MATERIALS OF ENVIRONMENTAL CONCERN": any hazardous, acutely hazardous, or toxic substance or waste defined and regulated as such under Environmental Laws, including without limitation the federal Comprehensive Environmental Response, Compensation and Liability Act and the federal Resource Conservation and Recovery Act.

              3.2 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents and warrants to the Seller as follows:

              (a) CORPORATE ORGANIZATION. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.

              (b) AUTHORITY. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Purchaser and the performance of the transactions herein contemplated to be performed by the Purchaser have been duly authorized by the Board of Directors of the Purchaser and no further corporate action on the part of the Purchaser, or action on the part of its shareholders, is necessary to authorize this Agreement and the performance of such transactions. This Agreement has been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by the Seller, constitutes a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity) and an implied covenant of good faith and fair dealing.

              (c) NO CONFLICT. Neither the execution and delivery of this Agreement nor the performance by the Purchaser of the transactions contemplated hereby will (i) conflict with, violate or breach any provision of the Certificate of Incorporation or By-laws of the Purchaser, (ii) with or without the giving of notice or the lapse of time or both, conflict with, violate or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under any mortgage, indenture, deed of trust, lease, contract, agreement, license or other instrument or any provision of any law, order, judgment, decree, restriction or ruling of any governmental authority to which the Purchaser is a party or by which any of its property is bound or (iii) result in the creation or imposition of any Lien upon any of the assets or properties of the Purchaser or the loss of any license or other contractual right with respect thereto, except, in the case of clause (ii) or (iii) above, for any such events which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated hereby or otherwise perform its obligations hereunder (a "PURCHASER MATERIAL ADVERSE EFFECT").

              (d) LITIGATION. There are no lawsuits, actions, arbitrations or legal or administrative or regulatory proceedings, or written charges, complaints or investigations pending or, to the knowledge of the Purchaser, threatened against the Purchaser, and the Purchaser is not a party to, or subject to or bound by, any order, judgment, injunction, stipulation, award or decree (whether rendered by a court or administrative agency or by arbitration) having continuing effect, in any such case, which could, individually or in the aggregate, have a Purchaser Material Adverse Effect.

              (e) CONSENTS. The execution, delivery and performance of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated by this Agreement will not require the consent, approval or authorization of any governmental or regulatory authority or any other Person under any license to which the Purchaser is a party or to which any of its properties are subject, and no declaration, filing (including, without limitation, any filing under 15 U.S.C.
Section 18a and the rules promulgated thereunder) or registration with any governmental or regulatory authority is required in connection with such transactions, except for any consents, approvals, authorizations, declarations, filings or registrations that have not been obtained or made and could not reasonably be expected to have a Purchaser Material Adverse Effect.

              (f) BROKER'S OR FINDER'S FEES. Neither the Purchaser nor any of its Affiliates has authorized any person to act as a broker, finder or in any similar capacity in connection with the transactions contemplated by this Agreement.

              (g) ADEQUATE FUNDS. At the Closing Date the Purchaser will have all funds required to deliver the consideration called for by Section 1.4 and to take such other actions as may be required to enable the Purchaser to consummate the transactions contemplated hereby.

              (h) COMMITMENTS. As of the date of this Agreement, Purchaser has one or more written commitments from one or more banks or other financial institutions to lend the Purchaser an amount that, when added to the written equity contribution commitments held by the Purchaser, is sufficient to permit the Purchaser to deliver the consideration required under Section 1.4.

              (i) INVESTMENT. The Purchaser is purchasing the Shares for its own account for investment purposes only and not with a view to, or for sale in connection with, any distribution of the Shares. Purchaser shall not transfer or otherwise dispose of the Shares, or any interest therein, in such a manner as to cause the Seller to be in violation of any registration requirements of the Securities Act of 1933, as amended, or applicable state securities laws.

              (j) NO KNOWLEDGE OF INACCURACY. The Purchaser knows of no reason that any representation or warranty made by the Seller herein is inaccurate in any respect.

              (K) EXCLUDED LEASES. THE EXCLUDED LEASES AND THE PREMISES LEASED THEREUNDER ARE FREE FROM ALL LIABILITIES, LIENS, CLAIMS, DAMAGES, LOSSES, OBLIGATIONS, JUDGMENTS, SUITS, ACTIONS OR CAUSES OF ACTION, COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL LIABILITIES AND ALL RENT OR UTILITY PAYMENTS AND ANY OTHER OBLIGATIONS RELATING TO PERIODS PRIOR TO THE DATE HEREOF THAT ARE DUE AND OWING PURSUANT TO THE EXCLUDED LEASES OR WITH RESPECT TO THE PREMISES LEASED THEREUNDER, BUT EXCLUDING RENT, MAINTENANCE AND UTILITY PAYMENTS RELATING TO PERIODS AFTER THE DATE HEREOF), EXCEPT AS DISCLOSED ON
SCHEDULE 3.2(k). THERE ARE NO LAWSUITS, ACTIONS, ARBITRATIONS OR LEGAL OR ADMINISTRATIVE PROCEEDINGS PENDING OR THREATENED WITH RESPECT TO THE EXCLUDED LEASES OR THE PREMISES LEASED THEREUNDER, EXCEPT AS DISCLOSED ON SCHEDULE 3.2(k).

              (L) LIST OF HEADQUARTERS ASSETS. SCHEDULE 3.2(l) SETS FORTH ALL MATERIAL ASSETS OF THE SELLER AND ITS AFFILIATES THAT ARE MAINTAINED AS OF THE DATE HEREOF AT THE HEADQUARTERS FOR USE IN THE BUSINESS AND OPERATIONS OF THE SELLER AND ITS AFFILIATES.

                                   ARTICLE IV
                       ACTIONS AT OR PRIOR TO THE CLOSING

              THE PARTIES COVENANT TO TAKE THE FOLLOWING ACTIONS BETWEEN THE DATE HEREOF AND THE CLOSING DATE:

              4.1 CONDUCT OF BUSINESS PENDING THE CLOSING DATE. THE SELLER AGREES THAT, AFTER THE DATE HEREOF AND PRIOR TO THE CLOSING OR EARLIER TERMINATION OF THIS AGREEMENT, UNLESS SPECIFICALLY PROVIDED FOR HEREIN OR UNLESS THE PURCHASER SHALL HAVE CONSENTED IN WRITING (WHICH CONSENT WILL NOT BE UNREASONABLY WITHHELD OR DELAYED):

              (a) THE BUSINESS OF THE COMPANIES WILL BE CONDUCTED ONLY IN THE ORDINARY COURSE CONSISTENT WITH PAST PRACTICE;

              (b) THE BUSINESS OF THE SELLER AND THE COMPANIES WILL BE CONDUCTED IN COMPLIANCE WITH APPLICABLE LAWS, REGULATIONS AND CONTRACTUAL OBLIGATIONS, THE FAILURE TO COMPLY WITH WHICH WOULD REASONABLY BE EXPECTED TO HAVE A SELLER MATERIAL ADVERSE EFFECT;

              (c) NO CHANGE WILL BE MADE IN THE CERTIFICATE OF INCORPORATION OR THE BY-LAWS OF ANY OF THE COMPANIES;

              (d) NO CHANGE WILL BE MADE IN THE AUTHORIZED, ISSUED OR OUTSTANDING CAPITAL STOCK OF ANY OF THE COMPANIES, NO ADDITIONAL SHARES OF SUCH CAPITAL STOCK WILL BE ISSUED AND NO SUBSCRIPTIONS, OPTIONS, RIGHTS, WARRANTS, COMMITMENTS OR AGREEMENTS RELATING TO THE AUTHORIZED, ISSUED OR OUTSTANDING CAPITAL STOCK OF ANY OF THE COMPANIES WILL BE ISSUED, GRANTED, CREATED OR ENTERED INTO;

              (e) NONE OF THE COMPANIES WILL MERGE, AMALGAMATE OR CONSOLIDATE WITH ANY OTHER PERSON, ACQUIRE ALL OR SUBSTANTIALLY ALL OF THE BUSINESS OR ASSETS OF ANY OTHER PERSON, OR ACQUIRE OWNERSHIP OR CONTROL OF ANY CAPITAL STOCK, BONDS, OR OTHER SECURITIES OF, OR ANY PROPERTY INTEREST IN, ANY OTHER PERSON OR ACQUIRE CONTROL OF THE MANAGEMENT OR POLICIES THEREOF, OR ENTER INTO ANY NEGOTIATIONS WITH RESPECT TO ANY OF THE ACTIONS DESCRIBED IN THIS SUBSECTION (E), EXCEPT FOR THE PURCHASE AND SALE OF SECURITIES IN CONNECTION WITH THE ORDINARY CASH MANAGEMENT OR INVESTMENT OF FUNDS OF THE SELLER AND THE COMPANIES, CONSISTENT IN EACH CASE WITH PAST PRACTICES AND ORDINARY AND PRUDENT MANAGEMENT OF SUCH FUNDS;

              (f) NEITHER THE SELLER NOR ANY OF THE COMPANIES WILL ENTER INTO OR ASSUME ANY CONTRACT, AGREEMENT OR COMMITMENT WHICH, BY REASON OF ITS SIZE, TERM OR OTHER FACTOR WOULD REASONABLY BE EXPECTED TO HAVE A SELLER MATERIAL ADVERSE EFFECT;

              (g) EACH OF THE COMPANIES WILL, CONSISTENT WITH PAST PRACTICE, MAINTAIN ALL ASSETS OWNED, LEASED OR REGULARLY USED BY IT IN GOOD OPERATING CONDITION AND REPAIR, ORDINARY

       WEAR AND TEAR EXCEPTED, AND WILL MAINTAIN EXISTING INSURANCE COVERAGE ON SUCH ASSETS AS WELL AS OTHER EXISTING INSURANCE COVERAGE;

              (h) EACH OF THE COMPANIES WILL MAINTAIN ITS BOOKS, ACCOUNTS AND RECORDS IN THE USUAL AND ORDINARY MANNER, ON A BASIS CONSISTENT WITH PAST PRACTICE;

              (i) THE SELLER AGREES THAT BETWEEN THE DATE HEREOF AND THE CLOSING DATE, IT WILL NOT EFFECT A "PLANT CLOSING" OR "MASS LAYOFF" AS THOSE TERMS ARE DEFINED IN THE WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT OF 1988, AS AMENDED, ("WARN"), AFFECTING IN WHOLE OR IN PART ANY SITE OF EMPLOYMENT, FACILITY, OPERATING UNIT OR EMPLOYEE OF ANY COMPANY, WITHOUT NOTIFYING THE PURCHASER IN ADVANCE AND WITHOUT COMPLYING WITH THE NOTICE REQUIREMENTS AND ALL OTHER PROVISIONS OF WARN OR ANY STATE LAW; AND

              (j) THE SELLER AND THE COMPANIES WILL NOT AUTHORIZE ANY OF, OR COMMIT OR AGREE TO TAKE ANY OF, THE FOREGOING ACTIONS.

              4.2 ACCESS TO THE COMPANIES. THE SELLER SHALL CAUSE EACH OF THE COMPANIES TO AFFORD TO THE PURCHASER AND ITS AGENTS, ATTORNEYS, ADVISORS, FINANCING SOURCES AND OTHER REPRESENTATIVES REASONABLE ACCESS DURING NORMAL BUSINESS HOURS TO THE OFFICES, PLANTS, PROPERTIES, CONTRACTS AND FINANCIAL RECORDS OF THE COMPANIES, IN ORDER THAT THE PURCHASER AND SUCH REPRESENTATIVES MAY HAVE FULL OPPORTUNITY TO MAKE SUCH INVESTIGATIONS AS THEY DESIRE OF THE AFFAIRS OF THE COMPANIES, AND SHALL FURNISH TO THE PURCHASER AND SUCH OTHER PERSONS SUCH ADDITIONAL DATA AND INFORMATION AS MAY FROM TIME TO TIME REASONABLY BE REQUESTED BY THEM, IN EACH CASE, CONSISTENT WITH THE CONFIDENTIALITY PROVISIONS OF SECTION 9.3 BELOW.

              4.3 CONSENTS AND APPROVALS. SUBJECT TO THE TERMS AND CONDITIONS HEREIN PROVIDED, ALL OF THE PARTIES HERETO SHALL USE COMMERCIALLY REASONABLE EFFORTS PROMPTLY TO TAKE, OR TO CAUSE TO BE TAKEN, ALL ACTIONS AND TO DO, OR TO CAUSE TO BE DONE, ALL THINGS NECESSARY, PROPER OR ADVISABLE TO CONSUMMATE AND MAKE EFFECTIVE THE SALE OF THE SHARES AND THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING USING COMMERCIALLY REASONABLE EFFORTS TO SATISFY THE CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES HERETO AND TO PROCEED WITH THE CLOSING AS EXPEDITIOUSLY AS PRACTICABLE. THE SELLER SHALL USE ITS COMMERCIALLY REASONABLE EFFORTS TO COOPERATE IN OBTAINING ANY CONSENTS OR APPROVALS REQUIRED HEREUNDER WITH THE PURCHASER (WHO SHALL BE PRIMARILY RESPONSIBLE FOR OBTAINING SUCH CONSENTS OR APPROVALS); PROVIDED, THAT EXCEPT AS OTHERWISE PROVIDED HEREIN, THE SELLER SHALL NOT BE OBLIGATED TO INCUR ANY EXPENSE OR TO INCUR, GUARANTEE, ASSUME OR REPAY ANY OBLIGATION OF ANY OTHER PERSON OR OTHERWISE SATISFY OR BECOME LIABLE FOR ANY LIABILITY OR OBLIGATION OF THE PURCHASER OR ANY OF THE COMPANIES.

              4.4 NO SOLICITATION. PRIOR TO THE CLOSING OR THE TERMINATION OF THE AGREEMENT PURSUANT TO SECTION 9.2 BELOW, THE SELLER SHALL NOT, AND SHALL NOT AUTHORIZE OR PERMIT ANY OF ITS OFFICERS, DIRECTORS, AGENTS, REPRESENTATIVES, ADVISORS OR SUBSIDIARIES TO SOLICIT OR TAKE ANY ACTION TO FACILITATE THE SUBMISSION OF INQUIRES, PROPOSALS OR OFFERS FROM ANY PERSON RELATING TO ANY ACQUISITION, BUSINESS COMBINATION, RECAPITALIZATION, FINANCING, LIQUIDATION OR DISSOLUTION OF THE COMPANIES OR ANY OTHER TRANSACTION THAT COULD REASONABLY BE EXPECTED TO IMPEDE, INTERFERE WITH OR MATERIALLY DELAY THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

              4.5 NOTIFICATION OF MATERIAL EVENTS BY PURCHASER. THE PURCHASER SHALL PROMPTLY NOTIFY THE SELLER OF ANY CIRCUMSTANCES, EVENT OR ACTION, ATTRIBUTABLE TO THE PURCHASER, THE SELLER OR OTHERWISE, THE EXISTENCE, OCCURRENCE OR TAKING OF WHICH WOULD RESULT IN ANY OF THE REPRESENTATIONS OR WARRANTIES (AS QUALIFIED BY THE SELLER DISCLOSURE LETTER) OF THE SELLER CONTAINED IN THIS AGREEMENT BEING OR BECOMING INACCURATE IN ANY RESPECT WHETHER IMMEDIATELY AFTER THE OCCURRENCE OF SUCH CIRCUMSTANCE, EVENT OR ACTION OR AT THE CLOSING.

              4.6 TREATMENT OF GUARANTEES. THE PURCHASER SHALL USE COMMERCIALLY REASONABLE EFFORTS TO HAVE THE SELLER RELEASED FROM ITS OBLIGATIONS UNDER THE GUARANTEES SET FORTH ON SCHEDULE 4.6; PROVIDED, THAT THE PURCHASER'S FAILURE TO OBTAIN SUCH RELEASE AFTER MAKING SUCH EFFORTS SHALL NOT GIVE RISE TO ANY RIGHT BY THE SELLER TO TERMINATE ITS OBLIGATIONS UNDER THIS AGREEMENT.

              4.7 ELIMINATION OF INTERCOMPANY DEBT. ON THE CLOSING DATE, CONTEMPORANEOUSLY WITH THE CLOSING, ALL INTERCOMPANY AMOUNTS OWING TO THE COMPANIES OR ANY OF ITS AFFILIATES BY THE SELLER, AND ALL AMOUNTS OWED TO THE SELLER OR ANY OF ITS AFFILIATES BY THE COMPANIES UNDER THE ACCOUNTS LISTED ON
SCHEDULE 4.7 SHALL BE CANCELED OR ELIMINATED.


                                    ARTICLE V
                        ACTIONS SUBSEQUENT TO THE CLOSING

        THE PARTIES COVENANT TO TAKE THE FOLLOWING ACTIONS SUBSEQUENT TO THE CLOSING:

              5.1 BOOKS AND RECORDS; AVAILABILITY TO THE SELLER. (a) IMMEDIATELY AFTER THE CLOSING, THE SELLER SHALL DELIVER TO THE COMPANIES ALL BOOKS, PAPERS, FILES, TAX RETURNS AND RECORDS (INCLUDING THE CORPORATE MINUTE BOOKS AND CORPORATE SEALS, PERSONNEL RECORDS, FINANCIAL STATEMENTS AND RELATED WORK PAPERS) THAT RELATE TO THE COMPANIES AND THAT ARE IN THE POSSESSION OF THE SELLER OR ANY AFFILIATE OR AGENT THEREOF AND NOT IN THE POSSESSION OF THE COMPANIES.

              (b) AFTER THE CLOSING, THE PURCHASER SHALL, AND SHALL CAUSE THE COMPANIES TO, (i) USE THEIR REASONABLE BEST EFFORTS TO PROPERLY RETAIN AND MAINTAIN SUCH RECORDS UNTIL SUCH TIME AS THE SELLER REASONABLY AGREES THAT SUCH RETENTION AND MAINTENANCE IS NO LONGER NECESSARY AND (ii) ALLOW THE SELLER AND ITS RESPECTIVE AGENTS AND OTHER REPRESENTATIVES (AND AGENTS OR OTHER REPRESENTATIVES OF ANY OF THEIR RESPECTIVE AFFILIATES), AT TIMES AND DATES MUTUALLY ACCEPTABLE TO THE PARTIES, TO INSPECT, REVIEW AND MAKE COPIES OF SUCH RECORDS AS THE SELLER MAY DEEM REASONABLY NECESSARY FROM TIME TO TIME, SUCH ACTIVITIES TO BE CONDUCTED DURING NORMAL BUSINESS HOURS. DURING SUCH PERIOD, THE SELLER, ITS COUNSEL AND ACCOUNTANTS SHALL HAVE THE RIGHT TO EXAMINE AND MAKE COPIES AT THE SELLER'S EXPENSE OF THE COMPANIES' BOOKS, RECORDS AND OTHER DATA IN EXISTENCE ON THE CLOSING DATE.

              5.2 COOPERATION IN LITIGATION. EACH PARTY SHALL PROVIDE THE OTHER WITH SUCH COOPERATION AS MAY REASONABLY BE REQUESTED, AT THE EXPENSE OF THE REQUESTING PARTY (UNLESS THE REQUESTING PARTY IS TO BE INDEMNIFIED HEREUNDER WITH RESPECT THERETO IN WHICH CASE SUCH COOPERATION SHALL BE GIVEN AT THE EXPENSE OF THE INDEMNIFYING PARTY), IN CONNECTION WITH THE

DEFENSE OF ANY LITIGATION WHETHER EXISTING AT THE CLOSING DATE OR ARISING THEREAFTER OUT OF, OR RELATING TO, THE BUSINESS OR AFFAIRS OF THE COMPANIES (OTHER THAN LITIGATION BETWEEN THE PARTIES), INCLUDING WITHOUT LIMITATION (TO THE EXTENT PERMITTED BY LAW WITHOUT VIOLATING ANY REQUIREMENT OF CONFIDENTIALITY OR SECRECY) BY MAKING AVAILABLE ALL BOOKS AND RECORDS RELATING THERETO AND ALL EMPLOYEES HAVING KNOWLEDGE OF THE MATTERS IN CONTROVERSY.

              5.3 POST-CLOSING PAYMENTS. The Seller shall pay to the Purchaser $1.3 million, in immediately available U.S. dollar-denominated funds by wire transfer, no later than 15 days after the Closing Date, and the Purchase Price shall be deemed reduced by $1.3 million upon the making of such payment.

              5.4 INDEMNIFICATION OF DIRECTORS AND OFFICERS. UNTIL THE FIFTH ANNIVERSARY OF THE CLOSING DATE, PURCHASER SHALL NOT, AND SHALL NOT PERMIT ANY OF ITS SUBSIDIARIES TO, TAKE ANY ACTION TO AMEND ANY PROVISION OF THE CERTIFICATE OF INCORPORATION OR BY-LAWS OF THE COMPANIES THAT PROVIDES FOR INDEMNIFICATION OF OFFICERS, DIRECTORS OR EMPLOYEES (INCLUDING AN AMENDMENT EFFECTED THROUGH A MERGER, CONSOLIDATION, SALE OF ALL OR SUBSTANTIALLY ALL OF THE ASSETS, LIQUIDATION OR DISSOLUTION OF ANY SUCH CORPORATION), IF THE EFFECT OF ANY SUCH AMENDMENT WOULD BE TO ADVERSELY AFFECT THE RIGHTS PROVIDED THEREBY TO ANY PERSON WHO SHALL HAVE SERVED AS A DIRECTOR, OFFICER OR EMPLOYEE OF ANY OF THE COMPANIES PRIOR TO THE CLOSING DATE.

              5.5 FURTHER ACTION. IN CASE AT ANY TIME AFTER THE CLOSING ANY FURTHER ACTION IS NECESSARY TO CARRY OUT THE PURPOSE OF THIS AGREEMENT, EACH OF THE SELLER AND THE PURCHASER WILL TAKE SUCH FURTHER ACTION (INCLUDING THE EXECUTION AND DELIVERY OF SUCH FURTHER INSTRUMENTS AND DOCUMENTS) AS THE OTHER PARTY REASONABLY MAY REQUEST, INCLUDING, BUT NOT LIMITED TO THE TRANSFER OF ANY REGISTRATIONS OR APPLICATIONS FOR INTELLECTUAL PROPERTY TO THE PURCHASER OR THE COMPANIES, ALL AT THE SOLE COST AND EXPENSE OF THE REQUESTING PARTY (UNLESS THE REQUESTING PARTY IS ENTITLED TO INDEMNIFICATION THEREFOR UNDER ARTICLE VIII); PROVIDED, HOWEVER, THAT THE SELLER SHALL PAY ANY COSTS AND EXPENSES RELATED TO THE TRANSFER OF ANY REGISTRATIONS OR APPLICATIONS FOR INTELLECTUAL PROPERTY TO THE PURCHASER OR THE COMPANIES.

              5.6 WARN. The Purchaser agrees that between the Closing Date and a period ninety (90) calendar days thereafter it will not, with respect to any single site of employment, facility, operating unit or employee, effect a "plant closing" or "mass layoff" as those terms are defined in WARN without complying with the notice requirements and all other provisions of WARN or any state law, provided, that the Seller agrees that it shall, upon the Purchaser's reasonable request, cooperate with the Purchaser and issue, at the Purchaser's expense, any and all notices required by WARN on behalf of the Purchaser, which the Purchaser shall have approved, with respect to such "plant closings" or "mass layoffs" which may be anticipated by the Purchaser to occur within the ninety (90) day period following the Closing Date referred to above.



                                   ARTICLE VI
                              CONDITIONS PRECEDENT

              6.1 OBLIGATIONS OF THE PURCHASER. THE OBLIGATIONS OF THE PURCHASER TO PURCHASE THE SHARES AND TO CONSUMMATE THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT SHALL BE SUBJECT TO THE SATISFACTION (OR WAIVER BY THE PURCHASER) OF THE FOLLOWING CONDITIONS:

              (a) REPRESENTATIONS AND WARRANTIES AND PERFORMANCE. THE REPRESENTATIONS AND WARRANTIES OF THE SELLER CONTAINED HEREIN SHALL HAVE BEEN TRUE AND CORRECT IN ALL MATERIAL RESPECTS WHEN MADE (EXCEPT THAT THOSE REPRESENTATIONS AND WARRANTIES THAT ARE QUALIFIED BY SELLER MATERIAL ADVERSE EFFECT SHALL BE TRUE AND CORRECT) AND, EXCEPT AS CONTEMPLATED BY THIS AGREEMENT, SHALL BE TRUE AND CORRECT IN ALL MATERIAL RESPECTS (EXCEPT THAT THOSE REPRESENTATIONS AND WARRANTIES THAT ARE QUALIFIED BY SELLER MATERIAL ADVERSE EFFECT SHALL BE TRUE AND CORRECT) AT AND AS OF THE CLOSING DATE WITH THE SAME EFFECT AS THOUGH MADE AT AND AS OF THE CLOSING DATE. THE SELLER SHALL HAVE PERFORMED IN ALL MATERIAL RESPECTS ALL OBLIGATIONS AND SHALL HAVE COMPLIED IN ALL MATERIAL RESPECTS WITH ALL COVENANTS AND OTHER AGREEMENTS REQUIRED BY THIS AGREEMENT TO BE PERFORMED OR COMPLIED WITH BY THE SELLER AT OR PRIOR TO THE CLOSING DATE, INCLUDING, WITHOUT LIMITATION, THE REORGANIZATION OF THE INCLUDED ASSETS AND EXCLUDED LEASES CONTEMPLATED BY SECTION 1.3.

              (b) OFFICER'S CERTIFICATES. THE PURCHASER SHALL HAVE RECEIVED AN EXECUTED CERTIFICATE, DATED AS OF THE CLOSING DATE, OF THE GENERAL COUNSEL OF THE SELLER TO THE EFFECT THAT THE CONDITIONS SPECIFIED IN SECTION 6.1(a) HAVE BEEN SATISFIED WITH RESPECT TO THE SELLER AND EACH COMPANY.

              (c) LIEN RELEASES. THE PURCHASER SHALL HAVE RECEIVED RELEASES (INCLUDING UCC-3 TERMINATING STATEMENTS) OF ALL LIENS ON THE SHARES AND ANY OF THE ASSETS OF COMPANIES, EXCEPT FOR LIENS SET FORTH ON SECTION 6.1(c) OF THE SELLER DISCLOSURE LETTER, LIENS IMPOSED BY GOVERNMENTAL AUTHORITIES FOR TAXES, ASSESSMENTS OR CHARGES NOT YET DUE OR WHICH ARE BEING CONTESTED IN GOOD FAITH AND BY APPROPRIATE PROCEEDINGS, CARRIERS', MECHANICS', WAREHOUSEMEN'S, ARTISANS', SERVICE, SUPPLIERS', DEPOSITARIES', OR OTHER LIKE LIENS ARISING IN THE ORDINARY COURSE OF BUSINESS, PLEDGES OR DEPOSITS IN RESPECT OF WORKERS' COMPENSATION, UNEMPLOYMENT INSURANCE AND OTHER SOCIAL SECURITY LEGISLATION, LIENS OF LANDLORDS SECURING TENANT LEASE OBLIGATIONS, WHETHER ARISING BY STATUTE OR CONTRACT, DEPOSITS TO SECURE THE PERFORMANCE OF BIDS, TRADE CONTRACTS, LEASES, STATUTORY OBLIGATIONS, SURETY AND APPEAL BONDS, PERFORMANCE BONDS AND OTHER OBLIGATIONS OF LIKE NATURE INCURRED IN THE ORDINARY COURSE OF BUSINESS, EASEMENTS, RIGHTS-OF-WAY, RESTRICTIONS AND OTHER SIMILAR ENCUMBRANCES INCURRED IN THE ORDINARY COURSE OF BUSINESS AND ENCUMBRANCES CONSISTING OF ZONING RESTRICTIONS, EASEMENTS, LICENSES, RESTRICTION ON THE USE OF PROPERTY OR MINOR IMPERFECTIONS, PERMITTED HEREUNDER AND ANY LIENS PLACED ON THE COMPANY PROPERTIES AND RELATED IMPROVEMENTS IN CONNECTION WITH THE FINANCING OF THOSE RESPECTIVE PROPERTIES.

              (d) CONSENTS. ALL NECESSARY CONSENTS, APPROVALS OR AUTHORIZATIONS TO THE PURCHASE OF THE SHARES AND CONSUMMATION OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT BY ANY GOVERNMENTAL OR REGULATORY AUTHORITY OR ANY OTHER PERSON SET FORTH IN SCHEDULE 6.1(d) SHALL HAVE BEEN OBTAINED AND BE IN FULL FORCE AND EFFECT.

              (e) INJUNCTIONS. No action or proceeding seeking an injunction or temporary restraining order shall be pending that seeks to restrain, prohibit or invalidate the purchase or sale of the Shares or the consummation of the other transactions contemplated by this Agreement and no such injunction or restraining order shall have been issued and remain in force; PROVIDED, HOWEVER, THAT PRIOR TO INVOKING THIS SECTION 6.1(e), THE SELLER SHALL HAVE USED ITS BEST EFFORTS TO HAVE ANY SUCH ACTION OR PROCEEDING DISMISSED OR SUCH ORDER OR DECREE VACATED; AND, PROVIDED, FURTHER, THAT THE PROVISIONS OF THIS SECTION 6.1(e) SHALL NOT APPLY IF THE SELLER OR ANY AFFILIATE OF THE SELLER (OTHER THAN THE COMPANIES) HAS DIRECTLY OR INDIRECTLY SOLICITED OR ENCOURAGED ANY SUCH ACTION OR PROCEEDING.

              (f) FINANCING. The funds referred to in the commitment letters described in Section 3.2(h) above shall be available to the Purchaser to be applied to the Purchase Price; PROVIDED, that the Purchaser uses its reasonable best efforts to meet all terms and conditions of obtaining such funds.

              (g) CREDIT AGREEMENT. THE REVOLVING CREDIT AGREEMENT, DATED AS OF FEBRUARY 25, 1998, AMONG THE SELLER, ARG ENTERPRISES, INC., ARG PROPERTY MANAGEMENT CORPORATION, GRANDY'S, SPOON'S, SPECTRUM, NATIONAL SPORTS GRILL, THE BANKS LISTED THEREIN, AND BANKBOSTON, N.A., AS AGENT, SHALL BE AMENDED, AS NECESSARY, TO RELEASE THE COMPANIES FROM THEIR OBLIGATIONS THEREUNDER AND TO PERMIT THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT.

              6.2 OBLIGATIONS OF THE SELLER. THE OBLIGATIONS OF THE SELLER TO SELL THE SHARES AND REORGANIZE THE INCLUDED ASSETS AND THE EXCLUDED LEASES AS CONTEMPLATED BY SECTION 1.3 AND TO CONSUMMATE THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT SHALL BE SUBJECT TO THE SATISFACTION (OR WAIVER BY THE SELLER) OF THE FOLLOWING CONDITIONS:

              (a) REPRESENTATIONS AND WARRANTIES AND PERFORMANCE. THE REPRESENTATIONS AND WARRANTIES OF THE PURCHASER CONTAINED HEREIN SHALL HAVE BEEN TRUE AND CORRECT IN ALL RESPECTS MATERIAL TO THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT (EXCEPT THAT THOSE REPRESENTATIONS AND WARRANTIES THAT ARE QUALIFIED BY PURCHASER MATERIAL ADVERSE EFFECT SHALL BE TRUE AND CORRECT) WHEN MADE AND, EXCEPT AS AFFECTED BY THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, SHALL BE TRUE AND CORRECT IN ALL MATERIAL RESPECTS (EXCEPT THAT THOSE REPRESENTATIONS AND WARRANTIES THAT ARE QUALIFIED BY PURCHASER MATERIAL ADVERSE EFFECT SHALL BE TRUE AND CORRECT) AT AND AS OF THE CLOSING DATE WITH THE SAME EFFECT AS THOUGH MADE AT AND AS OF THE CLOSING DATE. THE PURCHASER SHALL HAVE PERFORMED IN ALL MATERIAL RESPECTS ALL OBLIGATIONS AND SHALL HAVE COMPLIED IN ALL MATERIAL RESPECTS WITH ALL COVENANTS AND OTHER AGREEMENTS REQUIRED BY THIS AGREEMENT TO BE PERFORMED OR COMPLIED WITH BY IT PRIOR TO THE CLOSING DATE.

              (b) OFFICER'S CERTIFICATES. THE SELLER SHALL HAVE RECEIVED AN EXECUTED CERTIFICATE, DATED AS OF THE CLOSING DATE, OF THE CHIEF EXECUTIVE OFFICER AND THE CHIEF FINANCIAL OFFICER OF THE PURCHASER TO THE EFFECT THAT THE CONDITIONS SPECIFIED IN SECTION 6.2(a) HAVE BEEN SATISFIED.

              (c) CONSENTS. ALL REQUIRED CONSENTS, APPROVALS OR AUTHORIZATIONS TO THE PURCHASE OF THE SHARES AND CONSUMMATION OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT BY ANY GOVERNMENTAL OR REGULATORY AUTHORITY OR ANY OTHER PERSON SHALL HAVE BEEN OBTAINED AND BE IN FULL FORCE AND EFFECT.

              (d) INJUNCTIONS. NO ACTION OR PROCEEDING SEEKING AN INJUNCTION OR TEMPORARY RESTRAINING ORDER SHALL BE PENDING THAT SEEKS TO RESTRAIN, PROHIBIT OR INVALIDATE THE PURCHASE OR SALE OF THE SHARES OR THE CONSUMMATION OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND NO SUCH INJUNCTION OR RESTRAINING ORDER SHALL HAVE BEEN ISSUED AND REMAIN IN FORCE.

              (e) SERVICES AGREEMENT. THE SELLER SHALL HAVE RECEIVED AN EXECUTED COPY OF A SERVICES AGREEMENT IN A FORM REASONABLY SATISFACTORY TO IT, PURSUANT TO WHICH THE PURCHASER AND THE SELLER SHALL CONTINUE TO PROVIDE THE SERVICES SET FORTH THEREIN ON AN INTERIM BASIS.

              (f) CONSULTING AGREEMENT. THE SELLER SHALL HAVE RECEIVED AN EXECUTED COPY OF A CONSULTING AGREEMENT WITH ANWAR SOLIMAN IN A FORM REASONABLY SATISFACTORY TO IT, WHICH AGREEMENT SHALL HAVE A TERM OF AT LEAST ONE (1) YEAR.


                                     ARTICLE VII
                                     TAX MATTERS

              7.1 SELLER'S INDEMNITY FOR TAXES. THE SELLER SHALL INDEMNIFY AND HOLD HARMLESS THE PURCHASER, THE COMPANIES AND THEIR AFFILIATES, AGAINST ANY LOSS, DAMAGE, LIABILITY OR EXPENSE, INCLUDING, BUT NOT LIMITED TO, REASONABLE FEES FOR ATTORNEYS AND OTHER OUTSIDE CONSULTANTS, INCURRED IN CONTESTING OR OTHERWISE IN CONNECTION WITH ANY TAXES OF OR PAYABLE BY THE SELLER, THE COMPANIES OR THEIR AFFILIATES WITH RESPECT TO TAXABLE YEARS OR PERIODS ENDING ON OR BEFORE THE CLOSING DATE SOLELY WITH RESPECT TO INCOME OF THE SELLER OR ANY AFFILIATE OF THE SELLER OTHER THAN THE COMPANIES PURSUANT TO TREASURY REGULATIONS SECTION 1.1502-6 OR ANY ANALOGOUS PROVISIONS OF STATE OR LOCAL INCOME OR FRANCHISE TAX LAW; AND WITH RESPECT TO PAYMENTS REQUIRED TO BE MADE AFTER THE CLOSING DATE UNDER ANY TAX INDEMNITY, TAX SHARING, TAX ALLOCATION, OR SIMILAR AGREEMENTS (WHETHER OR NOT IN WRITING) IN EFFECT ON OR PRIOR TO THE CLOSING DATE; AND TAXES IMPOSED ON THE PURCHASER, THE COMPANIES OR ANY OF THEIR AFFILIATES FROM THE REORGANIZATION CONTEMPLATED IN SECTION 1.3 OF THIS AGREEMENT.

              7.2 PURCHASER'S, COMPANIES' AND THEIR AFFILIATE'S LIABILITY FOR TAXABLE PERIODS COMMENCING AFTER CLOSING DATE. THE PURCHASER SHALL INDEMNIFY AND HOLD HARMLESS THE SELLER AND ANY OF ITS AFFILIATES AGAINST ANY LOSS, DAMAGE, LIABILITY OR EXPENSE, INCLUDING BUT NOT LIMITED TO, REASONABLE FEES FOR ATTORNEYS AND OTHER OUTSIDE CONSULTANTS INCURRED IN CONTESTING OR OTHERWISE IN CONNECTION WITH TAXES OF, OR PAYABLE BY, THE PURCHASER, THE COMPANIES OR THEIR AFFILIATES FOR ANY TAXABLE YEAR OR TAXABLE PERIOD COMMENCING AFTER THE CLOSING.

              7.3 APPORTIONMENT OF TAXES. IN ORDER TO APPORTION APPROPRIATELY ANY TAXES RELATING TO ANY TAXABLE YEAR OR PERIOD THAT INCLUDES THE PORTION OF SUCH TAXABLE YEAR OR PERIOD ENDING ON THE CLOSING DATE OF A TAXABLE YEAR THAT BEGINS BEFORE THE CLOSING DATE AND ENDS AFTER THE CLOSING DATE (AN "INTERIM PERIOD"), THE PARTIES HERETO SHALL, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ELECT WITH THE RELEVANT TAX AUTHORITY TO TREAT FOR ALL PURPOSES, THE CLOSING DATE AS THE LAST DAY OF THE TAXABLE YEAR OR PERIOD OF THE COMPANIES, AND SUCH INTERIM PERIOD SHALL BE TREATED AS A SHORT TAXABLE YEAR FOR PURPOSES OF THIS ARTICLE VII. IN ANY CASE WHERE APPLICABLE LAW DOES NOT PERMIT ANY COMPANY TO TREAT THE CLOSING DATE AS THE LAST DAY OF THE TAXABLE YEAR OR

PERIOD OF SUCH COMPANY WITH RESPECT TO TAXES THAT ARE PAYABLE WITH RESPECT TO AN INTERIM PERIOD, THE PORTION OF ANY SUCH TAX THAT IS ALLOCABLE TO THE PORTION OF THE INTERIM PERIOD ENDING ON THE CLOSING DATE SHALL BE:

              (x) IN THE CASE OF TAXES THAT ARE EITHER (1) BASED UPON OR RELATED TO INCOME OR RECEIPTS, OR (2) IMPOSED IN CONNECTION WITH ANY SALE OR OTHER TRANSFER OR ASSIGNMENT OF PROPERTY (REAL OR PERSONAL, TANGIBLE OR INTANGIBLE) (OTHER THAN CONVEYANCES PURSUANT TO THIS AGREEMENT, WHICH ARE COVERED UNDER SECTION 7.5), DEEMED EQUAL TO THE AMOUNT WHICH WOULD BE PAYABLE IF THE TAXABLE YEAR OR PERIOD ENDED ON THE CLOSING DATE (EXCEPT THAT, SOLELY FOR PURPOSES OF DETERMINING THE MARGINAL TAX RATE APPLICABLE TO INCOME OR RECEIPTS DURING SUCH PERIOD IN A JURISDICTION IN WHICH SUCH TAX RATE DEPENDS UPON THE LEVEL OF INCOME OR RECEIPTS, ANNUALIZED INCOME OR RECEIPTS MAY BE TAKEN INTO ACCOUNT, IF APPROPRIATE, FOR AN EQUITABLE SHARING OF SUCH TAXES); AND

              (y) IN THE CASE OF TAXES NOT DESCRIBED IN SUBPARAGRAPH (x) ABOVE THAT ARE IMPOSED ON A PERIODIC BASIS AND MEASURED BY THE LEVEL OF ANY ITEM, DEEMED TO BE THE AMOUNT OF SUCH TAXES FOR THE ENTIRE PERIOD (OR, IN THE CASE OF SUCH TAXES DETERMINED ON AN ARREARS BASIS, THE AMOUNT OF SUCH TAXES FOR THE IMMEDIATELY PRECEDING PERIOD) MULTIPLIED BY A FRACTION THE NUMERATOR OF WHICH IS THE NUMBER OF CALENDAR DAYS IN THE INTERIM PERIOD ENDING ON THE CLOSING DATE AND THE DENOMINATOR OF WHICH IS THE NUMBER OF CALENDAR DAYS IN THE ENTIRE RELEVANT PERIOD.

              7.4 PREPARATION OF TAX RETURNS. THE SELLER SHALL PREPARE AND FILE OR OTHERWISE FURNISH TO THE APPROPRIATE PARTY (OR CAUSE TO BE PREPARED AND FILED OR SO FURNISHED) IN A TIMELY MANNER (i) THE UNITED STATES FEDERAL INCOME TAX RETURN OF THE COMPANIES AND (ii) ALL STATE OR LOCAL INCOME OR FRANCHISE TAX RETURNS FILED BY ANY OF THE COMPANIES AS PART OF A COMBINED OR CONSOLIDATED RETURN INCLUDING THE SELLER OR ANY AFFILIATE OF THE SELLER OTHER THAN THE COMPANIES THAT INCLUDES ANY TAXABLE YEAR OR PERIOD THAT ENDS ON OR PRIOR TO THE CLOSING (SUCH PERIODS AND INTERIM PERIODS A "PRECLOSING PERIOD") PERIOD. IN ADDITION, THE SELLER SHALL PREPARE AND FILE, OR CAUSE TO BE PREPARED AND FILED, ANY AND ALL OTHER TAX RETURNS REQUIRED TO BE FILED BY THE COMPANIES (AFTER GIVING EFFECT TO ANY VALID EXTENSIONS OF THE DUE DATE FOR FILING ANY SUCH TAX RETURNS) ON OR PRIOR TO THE CLOSING DATE. ALL SUCH TAX RETURNS SHALL BE PREPARED IN A MANNER CONSISTENT WITH THE PRIOR TAX RETURNS OF THE COMPANIES, UNLESS OTHERWISE REQUIRED UNDER APPLICABLE LAW. THE SELLERS SHALL TIMELY PAY (OR CAUSE TO BE TIMELY PAID) ALL TAXES SHOWN AS DUE AND OWING ON ALL SUCH TAX RETURNS. THE PURCHASER SHALL PREPARE AND FILE, OR CAUSE TO BE PREPARED AND FILED, ANY AND ALL OTHER TAX RETURNS REQUIRED TO BE FILED BY THE COMPANIES; PROVIDED THAT THE PURCHASER SHALL FURNISH THE SELLER WITH COPIES OF SUCH TAX RETURNS THAT RELATE TO A PRECLOSING PERIOD AT LEAST 45 DAYS PRIOR TO THEIR DUE DATE AND, IF SUCH TAX RETURN SHALL INCLUDE AN INTERIM PERIOD, A CALCULATION IN REASONABLE DETAIL OF THE TAX PAYABLE FOR THE INTERIM PERIOD, AND THE PURCHASER SHALL NOT FILE ANY TAX RETURNS RELATING TO ANY PRECLOSING PERIODS WITHOUT THE SELLER'S APPROVAL, WHICH APPROVAL SHALL NOT BE UNREASONABLY WITHHELD. THE PURCHASER SHALL PAY (OR CAUSE TO BE PAID) ALL TAXES SHOWN AS DUE AND OWING ON ALL SUCH TAX RETURNS, AND THE SELLER SHALL PAY THE PURCHASER ANY TAXES OTHER THAN REAL OR PERSONAL PROPERTY TAXES (AS SHOWN ON SUCH TAX RETURNS) RELATING TO PRECLOSING PERIODS AT LEAST 10 DAYS PRIOR TO THE DUE DATE FOR FILING SUCH TAX RETURNS. THE SELLER, THE COMPANIES AND THE PURCHASER SHALL REASONABLY COOPERATE, AND SHALL CAUSE THEIR

RESPECTIVE AFFILIATES, OFFICERS, EMPLOYEES, AGENTS, AUDITORS AND OTHER REPRESENTATIVES REASONABLY TO COOPERATE, IN PREPARING AND FILING ALL TAX RETURNS, INCLUDING MAINTAINING AND MAKING AVAILABLE TO EACH OTHER ALL RECORDS NECESSARY IN CONNECTION WITH TAXES AND IN RESOLVING ALL DISPUTES AND AUDITS WITH RESPECT TO ALL TAXABLE PERIODS RELATING TO TAXES. THE PURCHASER AND THE SELLER RECOGNIZE THAT THE SELLER AND THE SELLERS'S AGENTS AND OTHER REPRESENTATIVES WILL NEED ACCESS, FROM TIME TO TIME, AFTER THE CLOSING DATE, TO CERTAIN ACCOUNTING AND TAX RECORDS AND INFORMATION HELD BY THE COMPANIES TO THE EXTENT SUCH RECORDS AND INFORMATION PERTAIN TO EVENTS OCCURRING PRIOR TO THE CLOSING DATE; THEREFORE, EACH OF THE PURCHASER AND THE COMPANIES AGREES (i) TO USE ALL REASONABLE EFFORTS TO PROPERLY RETAIN AND MAINTAIN SUCH RECORDS UNTIL SUCH TIME AS THE SELLER AGREES THAT SUCH RETENTION AND MAINTENANCE IS NO LONGER NECESSARY (BUT IN NO EVENT LONGER THAN SIX YEARS AFTER THE CLOSING DATE; PROVIDED, HOWEVER, THAT THE SIX-YEAR PERIOD SHALL BE EXTENDED IF AT THE END OF SUCH PERIOD THE SELLER IS ENGAGED IN A CONTROVERSY WITH A TAX AUTHORITY WITH RESPECT TO MATERIALS RELEVANT TO SUCH CONTROVERSY UNTIL SUCH CONTROVERSY IS FINALLY RESOLVED (TAKING INTO ACCOUNT ALL RIGHTS OF APPEAL)) AND (ii) TO ALLOW THE SELLER AND THE SELLER'S AGENTS AND OTHER REPRESENTATIVES, AT TIMES AND DATES MUTUALLY ACCEPTABLE TO THE PARTIES, TO INSPECT, REVIEW AND MAKE COPIES OF SUCH RECORDS AS THE SELLER, ITS AGENTS AND OTHER REPRESENTATIVES MAY DEEM NECESSARY OR APPROPRIATE FROM TIME TO TIME, SUCH ACTIVITIES TO BE CONDUCTED DURING NORMAL BUSINESS HOURS AND AT THE SELLER'S EXPENSE.

              7.5 TRANSFER AND CONVEYANCE TAXES. THE SELLER SHALL BE LIABLE FOR AND SHALL PAY ALL APPLICABLE SALES, TRANSFER, RECORDING, DEED, STAMP AND OTHER SIMILAR TAXES, INCLUDING, WITHOUT LIMITATION, ANY REAL PROPERTY TRANSFER OR GAINS TAXES (IF ANY), RESULTING FROM THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

              7.6 CONTESTS. THE PURCHASER SHALL PROMPTLY NOTIFY THE SELLER IN WRITING OF ANY WRITTEN NOTICE OF A PROPOSED ASSESSMENT OR CLAIM IN AN AUDIT OR ADMINISTRATIVE OR JUDICIAL PROCEEDING INVOLVING THE COMPANIES WHICH, IF DETERMINED ADVERSELY TO THE TAXPAYER, WOULD BE GROUNDS FOR INDEMNIFICATION UNDER THIS ARTICLE VII; PROVIDED, HOWEVER, THAT A FAILURE TO GIVE SUCH NOTICE WILL NOT AFFECT THE PURCHASER'S RIGHT TO INDEMNIFICATION HEREUNDER, EXCEPT TO THE EXTENT, IF ANY, THAT, BUT FOR SUCH FAILURE, UNLESS SUCH FAILURE RESULTS IN AN ADVERSE EFFECT ON THE SELLER, THE SELLER COULD HAVE AVOIDED THE TAX LIABILITY IN QUESTION. THE SELLER SHALL NOT SETTLE OR OTHERWISE COMPROMISE ANY ISSUE OR MATTER WITHOUT THE PURCHASER'S PRIOR WRITTEN CONSENT (WHICH SHALL NOT BE UNREASONABLY WITHHELD) IF SUCH ISSUE OR MATTER WILL HAVE A MATERIAL ADVERSE EFFECT ON THE TAX LIABILITY OF THE PURCHASER OR THE COMPANIES FOR A POST-CLOSING TAXABLE YEAR OR PERIOD. IF THE SELLER DOES NOT ASSUME THE DEFENSE OF ANY SUCH AUDIT OR PROCEEDING, THE PURCHASER MAY, WITHOUT ANY EFFECT TO ITS OR THE COMPANIES' RIGHT TO INDEMNIFICATION UNDER SECTION 7.1, DEFEND THE SAME IN SUCH MANNER AS IT MAY DEEM APPROPRIATE, INCLUDING, BUT NOT LIMITED TO, SETTLING SUCH AUDIT OR PROCEEDING. EXCEPT AS PROVIDED OTHERWISE IN THIS SECTION 7.6, THE PURCHASER SHALL CONTROL AT ITS OWN EXPENSE ANY AND ALL AUDIT, ADMINISTRATIVE AND JUDICIAL PROCEEDINGS RELATED TO THE COMPANIES OR THE COMPANIES' TAXES.

              7.7 TERMINATION OF SELLER'S INDEMNITY OBLIGATIONS FOR TAXES. NOTWITHSTANDING ANY PROVISION HEREIN TO THE CONTRARY, THE OBLIGATIONS OF THE SELLER TO INDEMNIFY AND HOLD HARMLESS THE PURCHASER, THE COMPANIES AND THEIR AFFILIATES PURSUANT TO THIS ARTICLE VII SHALL TERMINATE AT THE CLOSE OF BUSINESS ON THE 30TH DAY FOLLOWING THE EXPIRATION OF THE APPLICABLE STATUTE OF

LIMITATIONS WITH RESPECT TO THE TAX LIABILITIES IN QUESTION (GIVING EFFECT TO ANY WAIVER, MITIGATION OR EXTENSION THEREOF).

              7.8 TAX REFUNDS. ANY REFUNDS OR CREDITS OF TAXES OF, OR WITH RESPECT TO, THE COMPANIES THAT ARE ATTRIBUTABLE OR ALLOCABLE TO A PRECLOSING PERIOD SHALL BE FOR THE ACCOUNT OF THE SELLER UNLESS, OR EXCEPT TO THE EXTENT THAT, THE AMOUNT OF SUCH TAX REFUND OR CREDIT (i) IS ACCRUED OR OTHERWISE REFLECTED AS AN ASSET ON THE FINANCIAL BOOKS AND RECORDS OF THE COMPANIES AS OF THE CLOSING DATE OR (ii) RELATES TO A NET OPERATING LOSS OR OTHER CARRYBACK FROM A TAX PERIOD OR PORTION THEREOF BEGINNING AFTER THE CLOSING DATE; PROVIDED THAT IF BOTH THE SELLER AND THE PURCHASER MAY CARRY BACK NET OPERATING LOSSES OR OTHER TAX ITEMS FROM THE SAME TAXABLE PERIODS, ANY REFUND SHALL BE DEEMED ATTRIBUTABLE TO THE CARRY BACK OF THE SELLER'S OR PURCHASER'S NET OPERATING LOSSES AND OTHER ITEMS IN ACCORDANCE WITH APPLICABLE LAW AND, TO THE EXTENT APPLICABLE LAW PERMITS THE CARRY BACK OF NET OPERATING LOSSES OR OTHER TAX ITEMS TO THE SAME PERIOD, IN THE PROPORTIONS THAT SUCH NET OPERATING LOSSES AND OTHER TAX ITEMS OF THE SELLER AND PURCHASER WHICH MAY BE CARRIED BACK BEAR TO EACH OTHER (AND, FOR PURPOSES OF DETERMINING THESE PROPORTIONS, TREATING TAX ITEMS OTHER THAN NET OPERATING LOSSES AS BEING EQUIVALENT TO AN AMOUNT OF NET OPERATING LOSSES THAT, IF CARRIED BACK, WOULD PRODUCE THE SAME REFUND AS THE CARRYBACK OF THE TAX ITEMS). ANY REFUNDS OR CREDITS OF TAXES OF, OR WITH RESPECT TO THE COMPANIES THAT ARE ACCRUED OR OTHERWISE REFLECTED ON THE FINANCIAL BOOKS AND RECORDS OF THE COMPANIES AS OF THE CLOSING DATE, OR THAT ARE ATTRIBUTABLE OR ALLOCABLE TO ANY PERIOD (OR PORTION THEREOF) BEGINNING AFTER THE CLOSING DATE (TREATING SUCH DATE AS THE BEGINNING OF A SHORT TAXABLE YEAR FOR THIS PURPOSE) SHALL BE FOR THE ACCOUNT OF THE PURCHASER. THE PURCHASER SHALL, IF THE SELLER SO REQUESTS AND AT THE SELLER'S EXPENSE, CAUSE ANY COMPANY TO FILE FOR AND OBTAIN ANY REFUNDS OR CREDITS TO WHICH THE SELLER IS ENTITLED HEREUNDER, INCLUDING, WITHOUT LIMITATION, THROUGH THE PROSECUTION OF ANY ADMINISTRATIVE OR JUDICIAL PROCEEDING WHICH THE SELLER, IN ITS SOLE AND ABSOLUTE DISCRETION, CHOOSES TO DIRECT SUCH ENTITY TO PURSUE; PROVIDED, THAT SUCH ACTIONS WOULD NOT HAVE AN ADVERSE EFFECT ON THE PURCHASER, THE COMPANIES OR THEIR AFFILIATES. THE PURCHASER SHALL PERMIT THE SELLER TO CONTROL (AT THE SELLER'S EXPENSE) THE PROSECUTION OF ANY SUCH REFUND OR CREDIT CLAIM, AND WHEN DEEMED APPROPRIATE BY THE SELLER, SHALL CAUSE THE RELEVANT ENTITY TO AUTHORIZE BY APPROPRIATE POWER OF ATTORNEY SUCH PERSON AS THE SELLER SHALL DESIGNATE TO REPRESENT SUCH ENTITY WITH RESPECT TO SUCH REFUND CLAIM. THE SELLER SHALL INDEMNIFY THE PURCHASER AND/OR ANY AFFILIATE OF THE PURCHASER FOR ANY COSTS, EXPENSES OR OTHER LOSSES INCURRED BY THE PURCHASER OR ANY AFFILIATE OF THE PURCHASER IN CONNECTION WITH THE PROSECUTION OF ANY SUCH TAX REFUND OR CREDIT CLAIM. THE PURCHASER SHALL PAY OVER TO THE SELLER THE AMOUNT OF ANY SUCH TAX REFUND OR CREDIT, MINUS THE AMOUNT OF ANY TAXES PAYABLE IN RESPECT OF SUCH AMOUNT BY THE PURCHASER OR ANY AFFILIATE OF THE PURCHASER, PROMPTLY AFTER THE TAX REFUND IS RECEIVED OR ANY SUCH CREDIT OF TAXES IS GRANTED; PROVIDED, HOWEVER, THAT IF ANY SUCH REFUND OR CREDIT OF TAXES IS SUBSEQUENTLY DISALLOWED OR REDETERMINED, THE SELLER SHALL REPAY PROMPTLY TO THE PURCHASER THE AMOUNT OF SUCH DISALLOWED, OR THE AMOUNT OF THE REDUCTION IN SUCH REDETERMINED, TAX REFUND OR CREDIT INCLUDING INTEREST AND PENALTIES.

              7.9 1445 CERTIFICATE. THE SELLER SHALL DELIVER TO THE PURCHASER AT THE CLOSING A CERTIFICATE COMPLYING WITH THE CODE AND TREASURY REGULATIONS, IN FORM AND SUBSTANCE SATISFACTORY TO THE PURCHASER, DULY EXECUTED AND ACKNOWLEDGED, CERTIFYING THAT THE TRANSACTIONS CONTEMPLATED HEREBY ARE EXEMPT FROM WITHHOLDING UNDER SECTION 1445 OF THE CODE.

                                  ARTICLE VIII
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                              INDEMNIFICATION, ETC.

              8.1 SURVIVAL.   NONE OF THE REPRESENTATIONS AND WARRANTIES MADE BY
THE SELLER AND THE PURCHASER IN THIS AGREEMENT, THE DISCLOSURE IN THE SCHEDULES HERETO, IN THE SELLER DISCLOSURE LETTER OR IN ANY CERTIFICATE DELIVERED HEREUNDER, SHALL SURVIVE AFTER THE CLOSING DATE, EXCEPT THAT THE REPRESENTATIONS AND WARRANTIES MADE IN SECTIONS 3.1(a), (b), (d) AND SECTIONS 3.2(a), (b) AND THE REPRESENTATIONS AND WARRANTIES RELATING TO 15 U.S.C. SECTION 18a CONTAINED IN SECTION 3.2(e) SHALL SURVIVE INDEFINITELY, AND THE REPRESENTATIONS AND WARRANTIES MADE IN SECTIONS 3.2 (i) AND (k) SHALL SURVIVE FOR TWO YEARS. THE LAST DATE OF EACH SUCH PERIOD IS HEREINAFTER REFERRED TO AS THE "SURVIVAL DATE."

              8.2 AGREEMENT TO INDEMNIFY BY THE SELLER. Subject to the terms and conditions of this Article VIII, the Seller hereby agrees to indemnify, defend, and hold harmless the Purchaser and its Affiliates, directors, officers, and employees (individually, a "PURCHASER INDEMNITEE") (except with respect to Taxes, which is governed by Article VII) from and against, for and in respect of, any and all damages, losses, obligations, liabilities, claims, actions or causes of action, encumbrances, costs, and expenses (including, without limitation, reasonable attorneys' fees), suffered, sustained, incurred, or required to be paid by any Purchaser Indemnitee (collectively, "PURCHASER'S DAMAGES") arising out of, based upon, in connection with, or as a result of (a) the untruth, inaccuracy, breach, or nonfulfillment of any representation or warranty that shall survive the Closing Date pursuant to Section 8.1 or any covenant or agreement of the Seller contained in or made pursuant to this Agreement, the Disclosure Schedules and the Seller Disclosure Letter in and or certificate delivered hereunder, (b) the Excluded Leases; PROVIDED, HOWEVER, THAT THE SELLER'S AGGREGATE LIABILITY PURSUANT TO THIS CLAUSE (b) RELATING TO MATTERS ADDRESSED IN SECTION 3.2(k) SHALL NOT EXCEED $500,000 OR (c) the conduct of the Seller's business at any time following the Closing Date.

              8.3 AGREEMENT TO INDEMNIFY BY THE PURCHASER. Subject to the terms and conditions of this Article VIII, the Purchaser hereby agrees to indemnify, defend, and hold harmless the Seller and its Affiliates (individually, a "SELLER INDEMNITEE") (except with respect to Taxes, which is governed by Article VII) harmless from and against, for and in respect of, any and all damages, losses, obligations, liabilities, claims, actions or causes of action, encumbrances, costs, and expenses (including, without limitation, reasonable attorneys' fees) suffered, sustained, incurred, or required to be paid by any Seller Indemnitee (collectively, "SELLER'S DAMAGES") arising out of, based upon, in connection with, or as a result of (a) the untruth, inaccuracy, breach, or nonfulfillment of any representation or warranty that shall survive the Closing Date pursuant to Section 8.1 OR ANY COVENANT OR AGREEMENT OF THE PURCHASER CONTAINED IN OR MADE PURSUANT TO THIS AGREEMENT, INCLUDING IN ANY CERTIFICATE DELIVERED HEREUNDER, (b) THE CONDUCT OF THE BUSINESS OF THE COMPANIES ANY TIME FOLLOWING THE CLOSING DATE (INCLUDING, WITHOUT LIMITATION, LIABILITIES, IF ANY, FOR SEVERANCE OR FOR PROVIDING CONTINUATION COVERAGE UNDER THE CONSOLIDATED OMNIBUS BUDGET RECONCILIATION ACT OF 1985, AS AMENDED, AS A RESULT OF OR IN

CONNECTION WITH ANY TERMINATION OF EMPLOYMENT OCCURRING FOLLOWING THE CLOSING OF ANY EMPLOYEE OF THE COMPANIES WHOSE EMPLOYMENT CONTINUES WITH ANY OF THE COMPANIES FOLLOWING THE CLOSING; ANY SUCH TERMINATION FOLLOWING THE CLOSING ON THE CLOSING DATE SHALL BE DEEMED TO HAVE OCCURRED FOLLOWING THE CLOSING DATE FOR THE PURPOSES OF THE INDEMNIFICATION PROVISIONS OF THIS CLAUSE (b)), (c) THE SELLER'S BEING FORCED TO DISGORGE, REIMBURSE OR RETURN AMOUNTS RECEIVED UNDER ANY PRORATED CONTRACT TO THE OTHER PARTY THERETO AS A RESULT OF ANY COMPANY NOT CONTINUING TO PURCHASE OR USE THE PRODUCT OR SERVICE SUPPLIED UNDER ANY PRORATED CONTRACT CONSISTENT WITH PRACTICE PRIOR TO THE CLOSING DATE; (d) ANY AMOUNTS RELATING TO ANY PERIOD AFTER THE CLOSING DATE PAID BY THE SELLER PURSUANT TO ANY OF THE GUARANTEES SET FORTH IN SCHEDULE 4.6 OR PURSUANT TO ANY INDEMNIFICATION OBLIGATION OWED BY THE SELLER TO SAGA CORPORATION RELATING TO ANY LEASE OTHER THAN AN EXCLUDED LEASE; AND (e) ANY AMOUNTS PAID BY THE SELLER RELATING TO THE HEADQUARTERS LEASE FOR PERIODS RELATING TO PERIODS AFTER THE CLOSING DATE; PROVIDED, HOWEVER, THAT THE PURCHASER SHALL NOT BE OBLIGATED TO INDEMNIFY THE SELLER FOR A BREACH OF SECTION 3.2(k) UNLESS AND UNTIL THE AGGREGATE OF ALL SELLER'S DAMAGES (INCLUDING INDEMNIFICATION PAYMENTS TO PURCHASER INDEMNITEE PURSUANT TO SECTION 8.2(b)) CAUSED BY, ARISING OUT OF, RELATED TO OR INCURRED AS A RESULT OF OR IN CONNECTION WITH ALL BREACHES BY PURCHASER OF SECTION 3.2(k) EXCEEDS $500,000.

              8.4 INDEMNITY THRESHOLD. No amounts of indemnity shall be payable in the case of a claim by a Purchaser Indemnitee under SECTION 8.2 if upon payment thereof the Purchaser Indemnitee shall have received payments from the Seller in respect of claims made under such Section equal to the Purchase Price.

              8.5 CLAIMS FOR INDEMNIFICATION. No claim for indemnification with respect to any representation or warranty shall be made under this Agreement after the applicable Survival Date. With respect to any potential loss anticipated, the Purchaser Indemnitee or the Seller Indemnitee, as the case may be, will keep the Seller or the Purchaser, as the case may be, promptly advised of any actual loss sustained.

              8.6 PROCEDURES REGARDING THIRD-PARTY CLAIMS. The procedures to be followed by the Purchaser and the Seller with respect to any third party claim, demand, suit, cause of action, or proceeding (judicial or otherwise) (collectively, a "CLAIM") which could give rise to an indemnification obligation hereunder shall be as follows:

              (a) Promptly after receipt by any Purchaser Indemnitee or Seller Indemnitee, as the case may be, of notice of the commencement of any Claim by a third party (a "THIRD-PARTY CLAIM NOTICE") which the person receiving such notice has reason to believe may result in a claim by it for indemnity pursuant to this Agreement, such person (the "INDEMNIFIED PARTY") shall give written notice of such Claim to the party against whom indemnification hereunder is sought (the "INDEMNIFYING PARTY"), setting forth in reasonable detail the nature of such Claim, including copies of any documents and correspondence from such third party to the Indemnified Party. The Indemnifying Party shall be entitled, at its own expense, to participate in the defense of such Claim, or, if (i) the Claim seeks (and continues to seek) solely monetary damages and (ii) the Indemnifying Party confirms, in writing, its obligation hereunder to indemnify and hold harmless the Indemnified Party with respect to such damages in their entirety pursuant to Section 8.2 or 8.3 hereof, as the case may be, then such Indemnifying Party shall be entitled to assume and control such defense with counsel chosen by it and approved by the Indemnified Party (which approval shall not be unreasonably withheld or delayed). Following such assumption, the Indemnified Party shall be entitled to participate in the defense at its own expense. The Indemnifying Party may make a monetary settlement to any Claim; PROVIDED, HOWEVER, that such monetary settlement shall be paid in full by the Indemnifying Party, and PROVIDED, FURTHER, that the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) shall be required if such settlement does not release the Indemnified Party from all liability with respect to such Claim.

              (b) With respect to a Claim as to which the Indemnifying Party (i) does not have the right to assume the defense or (ii) shall not have exercised its right to assume the defense, the Indemnified Party shall assume and control the defense of and contest such Claim with counsel chosen by it in its sole discretion. The Indemnifying Party shall be entitled to participate in the defense of such Claim at its own expense. The Indemnifying Party shall be obligated to pay all reasonable attorneys' fees and expenses of the Indemnified Party; PROVIDED, HOWEVER, THAT THE INDEMNIFYING PARTY SHALL NOT, IN CONNECTION WITH ANY ONE SUCH CLAIM OR SEPARATE BUT SUBSTANTIALLY SIMILAR OR RELATED CLAIMS IN THE SAME JURISDICTION, ARISING OUT OF THE SAME GENERAL ALLEGATIONS OR CIRCUMSTANCES, BE LIABLE FOR THE FEES AND EXPENSES OF MORE THAN ONE SEPARATE FIRM OF ATTORNEYS (TOGETHER WITH NO MORE THAN ONE LOCAL COUNSEL) AT ANY TIME FOR SUCH INDEMNIFIED PARTY. IF THE INDEMNIFIED PARTY HAS ASSUMED CONTROL OF A CLAIM PURSUANT TO THIS SECTION 8.6(b) AND PROPOSES TO SETTLE SUCH CLAIM PRIOR TO A FINAL JUDGMENT THEREON OR TO FOREGO ANY APPEAL WITH RESPECT THERETO, THEN, OTHER THAN WITH RESPECT TO NON-MONETARY SETTLEMENTS, THE INDEMNIFIED PARTY SHALL GIVE THE INDEMNIFYING PARTY PROMPT WRITTEN NOTICE THEREOF AND THE INDEMNIFYING PARTY SHALL HAVE THE RIGHT TO PARTICIPATE IN THE SETTLEMENT OR ASSUME OR REASSUME THE DEFENSE OF SUCH CLAIM; SO LONG AS THE INDEMNIFYING PARTY CONFIRMS IN WRITING ITS OBLIGATION HEREUNDER TO INDEMNIFY AND HOLD HARMLESS THE INDEMNIFIED PARTY WITH RESPECT TO ANY PURCHASER'S DAMAGES OR SELLER'S DAMAGES, AS THE CASE MAY BE, ARISING OUT OF SUCH CLAIM.

              (c) BOTH THE INDEMNIFYING PARTY AND THE INDEMNIFIED PARTY SHALL COOPERATE FULLY WITH ONE ANOTHER IN CONNECTION WITH THE DEFENSE, COMPROMISE, OR SETTLEMENT OF ANY CLAIM, INCLUDING, WITHOUT LIMITATION, BY MAKING AVAILABLE TO THE OTHER ALL PERTINENT INFORMATION AND WITNESSES WITHIN ITS CONTROL AND EXECUTING AND DELIVERING ANY DOCUMENTS NECESSARY FOR ONE PARTY TO ACT AS A REPRESENTATIVE FOR SUCH OTHER PARTY.

              8.7 TREATMENT OF INDEMNIFICATION PAYMENTS. ANY PAYMENT MADE PURSUANT TO INDEMNIFICATION OBLIGATIONS ARISING UNDER THIS ARTICLE VIII SHALL BE TREATED AS AN ADJUSTMENT TO THE PURCHASE PRICE. THE AMOUNT OF ANY PURCHASER'S DAMAGES OR SELLER'S DAMAGES FOR WHICH INDEMNIFICATION IS PROVIDED UNDER THIS AGREEMENT SHALL BE REDUCED TO TAKE INTO ACCOUNT ANY TAX BENEFIT OR INCREASED TO TAKE ACCOUNT OF ANY TAX LIABILITY REALIZED BY THE INDEMNIFIED PARTY ARISING FROM THE INCURRENCE OR PAYMENT OF ANY SUCH PURCHASER'S DAMAGES OR SELLER'S DAMAGES.


                                   ARTICLE IX
                               GENERAL PROVISIONS

              9.1 CERTAIN DEFINITIONS. (a) AS USED IN THIS AGREEMENT, THE FOLLOWING TERMS HAVE THE FOLLOWING MEANINGS:

              "AFFILIATE" WHEN USED WITH RESPECT TO ANY PERSON, MEANS ANY OTHER PERSON CONTROLLING, CONTROLLED BY OR UNDER COMMON CONTROL WITH SUCH PERSON.

              "BUSINESS DAY" MEANS ANY DAY THAT IS NOT A SATURDAY, SUNDAY OR OTHER DAY ON WHICH BANKS ARE REQUIRED OR AUTHORIZED BY LAW TO BE CLOSED IN NEWPORT BEACH, CALIFORNIA OR LOS ANGELES, CALIFORNIA.

              "CAPITAL LEASE OBLIGATIONS" MEANS AN OBLIGATION THAT IS REQUIRED TO BE CLASSIFIED AND ACCOUNTED FOR AS A CAPITALIZED LEASE FOR FINANCIAL REPORTING PURPOSES IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES, AND THE AMOUNT OF INDEBTEDNESS REPRESENTED BY SUCH OBLIGATION WILL BE THE CAPITALIZED AMOUNT OF SUCH OBLIGATION AT THE CLOSING DATE AS DETERMINED IN ACCORDANCE WITH SUCH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

              "KNOWLEDGE" OR "KNOW" MEANS (i) WHEN USED IN CONNECTION THE SELLER, THE KNOWLEDGE OF PATRICK KELVIE, AFTER REASONABLE INVESTIGATION AND (ii) WHEN USED IN CONNECTION WITH THE PURCHASER, THE KNOWLEDGE OF ANWAR SOLIMAN AND KEN DI LILLO, AFTER REASONABLE INVESTIGATION.

              "PERSON" MEANS AN INDIVIDUAL, PARTNERSHIP, CORPORATION, BUSINESS TRUST, LIMITED LIABILITY COMPANY, JOINT STOCK COMPANY, TRUST, UNINCORPORATED ASSOCIATION, JOINT VENTURE, GOVERNMENTAL AUTHORITY OR OTHER ENTITY OF WHATEVER NATURE.

              "PRIME RATE" SHALL MEAN THE PRIME RATE PUBLICLY ANNOUNCED FROM TIME TO TIME BY THE CHASE MANHATTAN BANK IN NEW YORK, NEW YORK.

              "SUBSIDIARY" SHALL MEAN AS TO ANY PERSON, A CORPORATION, PARTNERSHIP OR OTHER ENTITY OF WHICH SHARES OF STOCK OR OTHER OWNERSHIP INTERESTS HAVING ORDINARY VOTING POWER (OTHER THAN STOCK OR SUCH OTHER OWNERSHIP INTERESTS HAVING SUCH POWER ONLY BY REASON OF THE HAPPENING OF A CONTINGENCY) TO ELECT A MAJORITY OF THE BOARD OF DIRECTORS OR OTHER MANAGERS OF SUCH CORPORATION, PARTNERSHIP OR OTHER ENTITY ARE AT THE TIME OWNED, OR THE MANAGEMENT OF WHICH IS OTHERWISE CONTROLLED, DIRECTLY OR INDIRECTLY THROUGH ONE OR MORE INTERMEDIARIES, OR BOTH, BY SUCH PERSON.

              THE FOLLOWING TERMS SHALL HAVE THE MEANING ASCRIBED TO THEM ON THE PAGES INDICATED BELOW:

       Defined Term:                                                             Page
       ------------                                                              ----

       "ACCOUNTING FIRM" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
       "CLAIM" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
       "CLOSING" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
       "CLOSING DATE". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4


                                       28

       "CODE". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
       "COMPANIES" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
       "COMPANY PLANS" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
       "COMPANY PROPERTIES". . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
       "CURRENT ASSETS". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
       "CURRENT LIABILITIES" . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
       "ENVIRONMENTAL LAWS". . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
       "ENVIRONMENTAL PERMITS" . . . . . . . . . . . . . . . . . . . . . . . . . . 12
       "ERISA" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
       "EXCLUDED LEASES" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
       "FINAL ADJUSTMENT REPORT" . . . . . . . . . . . . . . . . . . . . . . . . . .3
       "FINAL ADJUSTMENT REPORT DATE". . . . . . . . . . . . . . . . . . . . . . . .3
       "GRANDY'S". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
       "GRANTS OF RIGHTS". . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
       "HEADQUARTERS". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
       "INCLUDED ASSETS" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
       "INDEMNIFIED PARTY" . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
       "INDEMNIFYING PARTY". . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
       "INSURANCE POLICIES". . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
       "INTELLECTUAL PROPERTY" . . . . . . . . . . . . . . . . . . . . . . . . . . .8
       "LEASE" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
       "LEASED PROPERTIES" . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
       "LIEN". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
       "MATERIALS CONTRACTS" . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
       "MATERIALS OF ENVIRONMENTAL CONCERN". . . . . . . . . . . . . . . . . . . . 12
       "NATIONAL SPORTS GRILL" . . . . . . . . . . . . . . . . . . . . . . . . . . .1
       "NSG FOREIGN LICENSE" . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
       "OWNED PROPERTIES". . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
       "PRECLOSING PERIOD" . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
       "PRELIMINARY ADJUSTMENT REPORT" . . . . . . . . . . . . . . . . . . . . . . .2
       "PRORATED CONTRACTS". . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
       "PURCHASE PRICE". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
       "PURCHASER" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
       "PURCHASER INDEMNITEE". . . . . . . . . . . . . . . . . . . . . . . . . . . 24
       "PURCHASER MATERIAL ADVERSE EFFECT" . . . . . . . . . . . . . . . . . . . . 13
       "PURCHASER'S DAMAGES" . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
       "SELLER". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
       "SELLER DISCLOSURE LETTER". . . . . . . . . . . . . . . . . . . . . . . . . .4
       "SELLER'S DAMAGES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
       "SELLER INDEMNITEE" . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
       "SELLER MATERIAL ADVERSE EFFECT"  . . . . . . . . . . . . . . . . . . . . . .5
       "SHARES". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
       "SPECTRUM". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
       "SPOONS". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1


                                       29

       "SURVIVAL DATE" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
       "TAX RETURN". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
       "TERMINATION PERIOD". . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
       "TAXES" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
       "THIRD-PARTY CLAIM NOTICE". . . . . . . . . . . . . . . . . . . . . . . . . 25
       "WARN'" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
       "WORKING CAPITAL AMOUNT". . . . . . . . . . . . . . . . . . . . . . . . . . .4
       "WORKING CAPITAL DEFICIENCY AMOUNT" . . . . . . . . . . . . . . . . . . . . .3
       "WORKING CAPITAL SURPLUS AMOUNT". . . . . . . . . . . . . . . . . . . . . . .3
       "WORKING CAPITAL TARGET". . . . . . . . . . . . . . . . . . . . . . . . . . .3


              9.2 TERMINATION OR ABANDONMENT OF AGREEMENT. THIS AGREEMENT MAY BE TERMINATED OR ABANDONED AT ANY TIME PRIOR TO THE CONSUMMATION HEREOF:

              (a) BY MUTUAL CONSENT OF THE PARTIES IN WRITING; OR

              (b) BY THE SELLER, BY WRITTEN NOTICE TO THE PURCHASER, IF THERE HAS BEEN A MATERIAL BREACH OF ANY REPRESENTATION, WARRANTY OR COVENANT MADE IN THIS AGREEMENT BY THE PURCHASER; OR

              (c) BY THE PURCHASER, BY WRITTEN NOTICE TO THE SELLER, IF THERE HAS BEEN A MATERIAL BREACH OF ANY REPRESENTATION, WARRANTY OR COVENANT MADE IN THIS AGREEMENT BY THE SELLER; OR

              (d) BY EITHER PARTY BY WRITTEN NOTICE TO THE OTHER IF THE CLOSING HAS NOT OCCURRED BY JUNE 30, 2000, SO LONG AS THE PARTY SEEKING TO TERMINATE THIS AGREEMENT IS NOT IN BREACH OF ITS OBLIGATIONS HEREUNDER; OR

              (e) PURSUANT TO SECTION 9.14 HEREOF.

              IN THE EVENT OF ANY TERMINATION OF THE AGREEMENT AS PROVIDED IN THIS SECTION 9.2, THIS AGREEMENT SHALL FORTHWITH BECOME WHOLLY VOID AND OF NO FURTHER FORCE AND EFFECT AND THERE SHALL BE NO LIABILITY ON THE PART OF THE PURCHASER OR THE SELLER OR THE COMPANIES WITH RESPECT TO ANY OBLIGATIONS SET FORTH IN THIS AGREEMENT, EXCEPT THAT THE OBLIGATIONS OF THE PURCHASER AND THE SELLER UNDER THIS SECTION 9.2 AND SECTIONS 9.3, 9.4, 9.7, 9.10 AND 9.12 OF THIS AGREEMENT SHALL REMAIN IN FULL FORCE AND EFFECT. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, UPON TERMINATION OF THIS AGREEMENT PURSUANT TO CLAUSE (b), (c) OR (d) OF THIS SECTION 9.2, THE PARTIES HERETO SHALL REMAIN LIABLE TO EACH OTHER FOR ANY BREACH OF SECTION 4.3 EXISTING AT THE TIME OF SUCH TERMINATION, AND THE NON-BREACHING PARTY MAY SEEK SUCH REMEDIES, INCLUDING PAYMENT OF ANY DAMAGES AND ATTORNEYS' FEES, AGAINST THE BREACHING PARTY WITH RESPECT TO ANY SUCH BREACH PROVIDED FOR IN THIS AGREEMENT OR AS MAY OTHERWISE BE AVAILABLE AT LAW OR IN EQUITY.

              9.3 CONFIDENTIALITY. (a) PRIOR TO THE CLOSING (AND, IF THIS AGREEMENT IS TERMINATED PRIOR TO THE CLOSING, AT ALL TIMES AFTER SUCH TERMINATION), NEITHER THE PURCHASER NOR ANY OF ITS AGENTS OR AFFILIATES SHALL DISCLOSE OR USE ANY CONFIDENTIAL INFORMATION OF OR WITH RESPECT TO THE

COMPANIES OR THE CONDUCT OF THE BUSINESS OF THE COMPANIES EXCEPT IN CONNECTION WITH BUSINESS OF THE COMPANIES AND THE SELLER. EXCEPT WITH RESPECT TO PUBLIC ANNOUNCEMENTS AND DISCLOSURES RELATED TO THE TRANSACTIONS CONTEMPLATED HEREBY THAT HAVE BEEN MUTUALLY AGREED TO BY THE PARTIES, THE PURCHASER AND THE SELLER SHALL AT ALL TIMES KEEP CONFIDENTIAL THE TERMS OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. NEITHER THE PURCHASER NOR ANY OF ITS AGENTS OR AFFILIATES SHALL AT ANY TIME DISCLOSE OR USE ANY CONFIDENTIAL INFORMATION OF OR WITH RESPECT TO THE SELLER OR ITS AFFILIATES (OTHER THAN THE COMPANIES AFTER THE CLOSING) OR THE CONDUCT OF THE BUSINESS OF THE SELLER OR ITS AFFILIATES (OTHER THAN THE COMPANIES AFTER THE CLOSING).

              (b) NOTWITHSTANDING SECTION 9.3(a), THE PURCHASER AND THE SELLER SHALL BE PERMITTED TO DISCLOSE (i) INFORMATION LEGALLY REQUIRED TO BE DISCLOSED PURSUANT TO APPLICABLE LAWS OR REGULATIONS (INCLUDING APPLICABLE SECURITIES
LAWS), OR COURT OR ADMINISTRATIVE ORDERS; PROVIDED THAT THE DISCLOSING PARTY SHALL NOTIFY THE OTHER PARTY SUFFICIENTLY PRIOR TO ANY SUCH DISCLOSURE TO ENABLE SUCH OTHER PARTY TO OBJECT TO SUCH DISCLOSURE AND THE DISCLOSING PARTY SHALL USE REASONABLE EFFORTS TO OBTAIN A PROTECTIVE OR OTHER APPROPRIATE ORDER PRIOR TO ANY SUCH DISCLOSURE IN SUCH AN ACTION, (ii) INFORMATION TO A PARTY'S ATTORNEYS, ACCOUNTANTS, ADVISORS AND OTHER REPRESENTATIVES WHO HAVE A NEED TO KNOW FOR THE PURPOSE OF EFFECTING THE TRANSACTIONS CONTEMPLATED HEREBY AND WHO AGREE TO BE, OR ARE, BOUND BY CONFIDENTIALITY PROVISIONS AT LEAST AS RESTRICTIVE AS THOSE CONTAINED HEREIN OR (iii) INFORMATION TO EMPLOYEES OF THE PARTIES WHO HAVE NEED TO KNOW FOR THE PURPOSE OF EFFECTING THE TRANSACTIONS CONTEMPLATED HEREBY AND WHO AGREE TO BE, OR ARE, BOUND BY CONFIDENTIALITY PROVISIONS AT LEAST AS RESTRICTIVE AS THOSE CONTAINED HEREIN.

              9.4 EXPENSES. EXCEPT AS EXPRESSLY SET FORTH HEREIN, ALL FEES, COMMISSIONS AND OTHER EXPENSES INCURRED BY ANY PARTY HERETO IN CONNECTION WITH THE NEGOTIATION OF THIS AGREEMENT AND IN PREPARING TO CONSUMMATE THE SALE OF THE SHARES AND THE OTHER TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY FEES AND EXPENSES OF THEIR RESPECTIVE COUNSEL AND FINANCIAL ADVISORS, SHALL BE BORNE BY THE PARTY INCURRING SUCH FEE OR EXPENSE.

              9.5 EXECUTION IN COUNTERPARTS. THIS AGREEMENT MAY BE EXECUTED IN ONE OR MORE COUNTERPARTS, ALL OF WHICH SHALL BE CONSIDERED ONE AND THE SAME AGREEMENT, AND SHALL BECOME A BINDING AGREEMENT WHEN ONE OR MORE COUNTERPARTS HAVE BEEN SIGNED BY EACH PARTY AND DELIVERED TO THE OTHER PARTIES.

              9.6 NOTICES. ALL NOTICES, REQUEST, DEMANDS OR OTHER COMMUNICATIONS PROVIDED HEREIN SHALL BE MADE IN WRITING AND SHALL BE DEEMED TO HAVE BEEN DULY GIVEN IF DELIVERED AS FOLLOWS:

              IF TO THE SELLER:

              AMERICAN RESTAURANT GROUP, INC.
              4410 EL CAMINO REAL
              SUITE 201
              LOS ALTOS, CALIFORNIA  94022
              ATTENTION:  PATRICK J. KELVIE, GENERAL COUNSEL

              WITH A COPY TO:

              MILBANK TWEED HADLEY & MCCLOY LLP
              601 SOUTH FIGUEROA, 30TH FLOOR
              LOS ANGELES, CALIFORNIA 90017
              ATTENTION:  KENNETH J. BARONSKY

              IF TO THE PURCHASER:

              NBACO, INC.
              450 NEWPORT CENTER DRIVE
              NEWPORT BEACH, CALIFORNIA 92260
              ATTENTION:  ANWAR S. SOLIMAN

              WITH A COPY TO:

              SIMPSON THACHER & BARTLETT
              425 LEXINGTON AVENUE
              NEW YORK, NEW YORK 10017
              ATTENTION:  PHILIP T. RUEGGER, III

OR TO SUCH OTHER STREET ADDRESS AS EITHER PARTY SHALL HAVE SPECIFIED BY NOTICE IN WRITING TO THE OTHER PARTY. ALL SUCH NOTICES, REQUESTS, DEMANDS AND COMMUNICATIONS SHALL BE DEEMED TO HAVE BEEN RECEIVED ON (i) THE DATE OF DELIVERY IF SENT BY MESSENGER, (ii) ON THE BUSINESS DAY ON WHICH DELIVERED IF SENT BY OVERNIGHT COURIER, (iii) ON THE DATE RECEIVED, IF SENT BY FAX AND (iv) ON THE FIFTH BUSINESS DAY AFTER THE MAILING THEREOF IF SENT BY MAIL.

              9.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA AS APPLIED TO CONTRACTS ENTERED INTO AND TO BE PERFORMED IN CALIFORNIA.

              9.8 TITLES AND HEADINGS. TITLES AND HEADINGS TO ARTICLES AND SECTIONS HEREIN ARE INSERTED FOR CONVENIENCE OF REFERENCE ONLY AND ARE NOT INTENDED TO BE A PART OF OR TO AFFECT THE MEANING OR INTERPRETATION OF THIS AGREEMENT.

              9.9 SUCCESSORS AND ASSIGNS. THIS AGREEMENT SHALL NOT BE ASSIGNABLE BY THE SELLER WITHOUT THE PRIOR WRITTEN CONSENT OF THE PURCHASER OR BY THE PURCHASER WITHOUT THE PRIOR WRITTEN CONSENT OF THE SELLER; PROVIDED, HOWEVER, THAT THE PURCHASER MAY ASSIGN ALL OR ANY PART OF ITS INTEREST IN THIS AGREEMENT TO ANY OF ITS AFFILIATES IF SUCH AFFILIATE UNDERTAKES TO PERFORM THE PURCHASER'S OBLIGATIONS HEREUNDER, PROVIDED THAT NO SUCH ASSIGNMENT SHALL RELIEVE THE PURCHASER OF ITS OBLIGATIONS HEREUNDER AND THE PURCHASER SHALL UNCONDITIONALLY GUARANTEE THE PERFORMANCE BY SUCH ASSIGNEE OF THE OBLIGATIONS OF THE PURCHASER HEREUNDER PURSUANT TO INSTRUMENT REASONABLY SATISFACTORY TO THE SELLER. THIS AGREEMENT SHALL BE BINDING UPON AND SHALL INURE TO THE BENEFIT OF THE PARTIES HERETO AND THEIR RESPECTIVE SUCCESSORS IN INTEREST AND ASSIGNS.

              9.10 ENTIRE AGREEMENT; NO ORAL WAIVER. THIS AGREEMENT, THE SCHEDULES, THE SELLER DISCLOSURE LETTER AND THE CERTIFICATES AND OTHER DOCUMENTS CONTEMPLATED HEREBY CONSTITUTE

THE ENTIRE AGREEMENT AMONG THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AND CONTEMPORANEOUS AGREEMENTS, UNDERSTANDINGS AND REPRESENTATIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES IN CONNECTION THEREWITH. NO COVENANT OR CONDITION OR REPRESENTATION NOT EXPRESSED IN THIS AGREEMENT SHALL AFFECT OR BE EFFECTIVE TO INTERPRET, CHANGE OR RESTRICT THIS AGREEMENT. NO PRIOR DRAFTS OF THIS AGREEMENT AND NO WORDS OR PHRASES FROM ANY SUCH PRIOR DRAFTS SHALL BE ADMISSIBLE INTO EVIDENCE IN ANY ACTION, SUIT OR OTHER PROCEEDING INVOLVING THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THIS AGREEMENT MAY NOT BE CHANGED OR TERMINATED ORALLY, NOR SHALL ANY CHANGE, TERMINATION OR ATTEMPTED WAIVER OF ANY OF THE PROVISIONS OF THIS AGREEMENT BE BINDING ON ANY PARTY UNLESS IN WRITING SIGNED BY THE PARTIES HERETO. NO MODIFICATION, WAIVER, TERMINATION, RESCISSION, DISCHARGE OR CANCELLATION OF THIS AGREEMENT AND NO WAIVER OF ANY PROVISION OF OR DEFAULT UNDER THIS AGREEMENT SHALL AFFECT THE RIGHT OF ANY PARTY THEREAFTER TO ENFORCE ANY OTHER PROVISION OR TO EXERCISE ANY RIGHT OR REMEDY IN THE EVENT OF ANY OTHER DEFAULT, WHETHER OR NOT SIMILAR.

              9.11 SEVERABILITY. IF ANY PROVISION OF THIS AGREEMENT SHALL BE DECLARED BY ANY COURT OF COMPETENT JURISDICTION TO BE ILLEGAL, VOID OR UNENFORCEABLE, ALL OTHER PROVISIONS OF THIS AGREEMENT SHALL NOT BE AFFECTED AND SHALL REMAIN IN FULL FORCE AND EFFECT.

              9.12 NO THIRD-PARTY RIGHTS. EXCEPT FOR THE INDEMNIFICATIONS PROVISION SET FORTH IN SECTION 5.4, NOTHING IN THIS AGREEMENT, EXPRESSED OR IMPLIED, SHALL OR IS INTENDED TO CONFER UPON ANY PERSON OTHER THAN THE PARTIES HERETO OR THEIR RESPECTIVE SUCCESSORS OR ASSIGNS, ANY RIGHTS OR REMEDIES OF ANY NATURE OR KIND WHATSOEVER UNDER OR BY REASON OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY RIGHTS OF EMPLOYMENT.

              9.13 REMEDIES. IN THE EVENT OF ANY FAILURE OR REFUSAL BY ANY PARTY TO COMPLY WITH ANY COVENANT OR AGREEMENT CONTAINED IN THIS AGREEMENT THE OTHER PARTY SHALL HAVE THE RIGHT TO PURSUE THE REMEDY OF SPECIFIC PERFORMANCE.

              9.14 SELLER DISCLOSURE LETTER. REFERENCES IN THIS AGREEMENT TO THE SELLER DISCLOSURE LETTER SHALL MEAN SUCH SELLER DISCLOSURE LETTER AS IT MAY BE AMENDED, SUPPLEMENTED OR MODIFIED BY THE SELLER AT ANY TIME PRIOR TO THE CLOSING WITHOUT ANY LIABILITY TO THE SELLER OTHER THAN THAT THE PURCHASER SHALL HAVE THE RIGHT FOR TEN (10) BUSINESS DAYS (THE "TERMINATION PERIOD") AFTER ANY SUCH AMENDMENT, SUPPLEMENT OR MODIFICATION OF THE SELLER DISCLOSURE LETTER TO TERMINATE THIS AGREEMENT IF SUCH AMENDMENT, SUPPLEMENT OR MODIFICATION OF THE SELLER DISCLOSURE LETTER REVEALS A MATTER WHICH (TOGETHER WITH ALL OTHER AMENDMENTS, SUPPLEMENTS OR MODIFICATIONS) WOULD HAVE A SELLER MATERIAL ADVERSE EFFECT; PROVIDED, HOWEVER, THAT AFTER THE EXPIRATION OF THE TERMINATION PERIOD, THE SELLER MAY FURTHER AMEND, SUPPLEMENT AND MODIFY THE SELLER DISCLOSURE LETTER AS SET FORTH IN THIS SECTION 9.14. IN THE EVENT THAT THE PURCHASER ELECTS TO TERMINATE THIS AGREEMENT DURING THE TERMINATION PERIOD, THE PURCHASER'S SOLE REMEDY SHALL BE TO TERMINATE THIS AGREEMENT WITHOUT ANY LIABILITY TO THE SELLER OR ANY OF ITS DIRECTORS, OFFICERS OR AGENTS FOR AND IN RESPECT OF ANY AND ALL DAMAGES, LOSSES, OBLIGATIONS, LIABILITIES, CLAIMS, ACTIONS OR CAUSES OF ACTION, ENCUMBRANCES, COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, ATTORNEYS', ACCOUNTING AND OTHER PROFESSIONAL FEES) SUFFERED, SUSTAINED, INCURRED OR REQUIRED TO BE PAID BY THE PURCHASER. FOR PURPOSES OF THIS AGREEMENT, INFORMATION DISCLOSED IN ANY PARTICULAR SECTION OF THE SELLER DISCLOSURE LETTER SHALL BE DEEMED TO BE DISCLOSED IN ANY OTHER RELEVANT SECTION OF THE SELLER DISCLOSURE LETTER.

THE DUPLICATION OR CROSS-REFERENCING OF ANY DISCLOSURES MADE IN THE SELLER DISCLOSURE LETTER SHALL NOT, IN ANY INSTANCE OR IN THE AGGREGATE, EFFECT A WAIVER OF THE FOREGOING SENTENCE.

              9.15 BROKERS AND FINDERS. EACH PARTY SHALL BEAR ALL COSTS AND EXPENSES, AND SHALL INDEMNIFY THE OTHER PARTY FOR ALL COSTS AND EXPENSES, RELATING TO THE RETENTION BY SUCH PARTY OF ANY FINDER OR BROKER IN CONNECTION WITH THE PURCHASE OR SALE OF THE SHARES AND THE INCLUDED ASSETS, INCLUDING ANY FEES OR COMMISSIONS PAYABLE OR ALLEGED TO BE PAYABLE TO SUCH BROKER OR FINDER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

                          [SIGNATURES APPEAR ON NEXT PAGE.]

              IN WITNESS WHEREOF, THE PARTIES HAVE EXECUTED, DELIVERED AND ENTERED INTO THIS AGREEMENT AS OF THE DAY AND YEAR FIRST ABOVE WRITTEN.


                            AMERICAN RESTAURANT GROUP, INC.



                            BY: /s/ Robert D. Beyer
                               -------------------------------------------
                               NAME:  ROBERT D. BEYER
                               TITLE: DIRECTOR

                            NBACO, INC.



                            BY: /s/ Anwar S. Soliman
                               -------------------------------------------
                               NAME:  ANWAR S. SOLIMAN
                               TITLE: CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                              DISCLOSURE SCHEDULE


                                 SECTION 1.4(e)(i)

ACCOUNT #                   ACCOUNT DESCRIPTION

11220                       A/R Employees
13400                       Prepaid Expense General

                                  Section 1.4(e)(ii)

Account #                   Account Description

20000                       Accounts Payable
21050                       Accrued Advertising Payable
21700                       Accrued Sales Tax
21750                       Accrued Sales Tax -- Suspense
21760                       Accrued Use Tax
21999                       Closed Unit Reserve
22000 through 22720         Total Accrued Insurance
24000 through 24099         Accrued Payroll
24300 through 24399         Accrued Vacation
24400 through 24499         Accrued Bonus
25000                       Current Portion of Capitalized Lease Obligations

                                 Section 1.4(e)(iii)

Account #                   Account Description

21950                       Deferred Income
24806                       SDI -- Spectrum Foods, Inc.
24807                       SDI -- Grandy's, Inc.
24808                       SDI -- Spoons Restaurants, Inc.
24809                       SDI -- Corporate
24811                       SDI -- Local Favorite, Inc.

                                                             DISCLOSURE SCHEDULE

                                   SECTION 4.7

ACCOUNT #

28001                DUE TO/FROM BLACK ANGUS
28002                DUE TO/FROM GRANDY'S
28003                DUE TO/FROM SPOONS
28004                DUE TO/FROM SPECTRUM
28005                DUE TO/FROM VELVET TURTLE
28006                DUE TO/FROM NATIONAL SPORTS GRILL
28080                DUE TO/FROM GRANDY'S ADVERTISING FUND
28090                DUE TO/FROM ARG CORPORATE
28095                DUE TO/FROM ARG HOLDINGS